Filed Pursuant to 424(b)(4)
Registration Nos. 333-231609 and 333-231679

$180,000,000

4.00% Convertible Senior Notes Due 2024

We are offering $150,000,000 principal amount of our 4.00% Convertible Senior Notes due 2024. The notes will bear interest at a rate of 4.00% per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2019. The notes will mature on June 1, 2024, unless earlier converted, redeemed or repurchased.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding March 1, 2024 only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on June 30, 2019 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; (3) if we call any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after March 1, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus.

The conversion rate will initially be 44.8179 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $22.3125 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or notice of redemption, as the case may be.

We may not redeem the notes prior to June 1, 2022. We may redeem for cash all or any portion of the notes, at our option, on or after June 1, 2022 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

If we undergo a fundamental change (as defined in this prospectus), holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes, equal in right of payment with all of our liabilities that are not so subordinated, effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

Concurrently with this offering, we are offering 24,000,000 shares of our common stock (or 27,600,000 shares of common stock if the underwriters in that offering exercise in full their over-allotment option to purchase additional shares), in an underwritten offering pursuant to a separate prospectus. The closing of this offering is not conditioned upon the closing of the concurrent public offering, and the closing of the concurrent public offering is not conditioned upon the closing of this offering. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent offering of common stock. A portion of the common stock offered in the concurrent common stock offering may be delivered to a depository, which will then issue Swedish Depository Receipts (“SDRs”) to relevant non-U.S. person purchasers of our common stock that have requested receipt of SDRs. The number of SDRs that may be delivered will be limited due to Swedish legal restrictions.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “VNE” and SDRs representing shares of our common stock are listed on Nasdaq Stockholm under the trading symbol “VNE SDB”. The last reported sale price of our common stock on the New York Stock Exchange on May 22, 2019 was $17.96 per share. The last reported sale price of our SDRs on Nasdaq Stockholm on May 22, 2019 was SEK 176.1 per SDR.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page 9.

	Per Note	Total
Public offering price (1)	100%	$180,000,000
Underwriting discounts and commissions	2.75%	$4,950,000
Proceeds, before expenses, to us	97.25%	$175,050,000

(1)	Plus accrued interest, if any, from May 28, 2019.

We have granted the underwriters the right to purchase, exercisable within a 30 day period, up to an additional $27,000,000 principal amount of notes, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the notes is expected to be made on or about May 28, 2019.

MORGAN STANLEY
NORDEA	SEB

The date of this prospectus is May 22, 2019.

NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN ANY FREE WRITING PROSPECTUS PREPARED BY OR ON BEHALF OF US OR TO WHICH WE HAVE REFERRED YOU. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, THE NOTES ONLY IN JURISDICTIONS WHERE SUCH OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE ONLY AS OF ITS DATE, REGARDLESS OF ITS TIME OF DELIVERY OR OF ANY SALE OF THE NOTES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in the notes. You should read carefully this entire prospectus, including the documents incorporated by reference herein, and any free writing prospectus we authorize for use in connection with this offering, before making an investment decision, especially the risks of investing in our securities discussed in “Risk Factors,” and in our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”) and our Quarterly Report on Form 10-Q for the period ended March 31, 2019, as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus. In this prospectus, unless the context suggests otherwise, references to “Veoneer” the “Company,” “we,” “us” and “our” refer to Veoneer, Inc. In addition, any reference to or description of our concurrent public offering of common stock herein is wholly subject to the other prospectus pursuant to which the shares of common stock are being offered, and you should not rely on this prospectus in making an investment decision to purchase the shares of common stock being offered in such offering. We refer to our concurrent offering of common stock as the “common stock offering.”

About the Company

Veoneer is a global leader in the design, development, manufacture and sale of automotive safety electronics. Our ambition is to be a leading system supplier for advanced driver assistance systems (ADAS), Collaborative Driving, highly automated driving (HAD) solutions, and autonomous driving (AD) as well as a market leader in automotive safety electronics products.

Based on our purpose of “Creating Trust in Mobility”, our safety systems are designed to make driving safer and easier, more comfortable and convenient, and to intervene before a collision. Our systems currently include active safety sensors, ADAS control electronics and software for both ADAS and AD solutions and brake control systems, restraint control electronics and crash sensors for deployment of airbags and seatbelt pretensioners. Including joint venture operations, Veoneer has 10 manufacturing sites and operates in 13 countries and its customers include the world’s largest car manufacturers. Veoneer’s sales in 2018 were $2.2 billion, approximately 37% of which consisted of active safety products, approximately 44% of which consisted of restraint control systems and approximately 19% of which consisted of brake systems products. Our business is conducted primarily in Europe, the Americas and Asia. As of March 31, 2019, Veoneer had approximately 7,600 associates worldwide and total associates of approximately 9,200, including temporary personnel.

Veoneer, Inc. is a Delaware corporation with its principal executive offices in Stockholm, Sweden. On June 29, 2018, we became an independent company as a result of the separation of the Electronics segment from Autoliv, Inc. (“Autoliv”). Veoneer was incorporated under the laws of Delaware in 2017 for the purpose of holding this business. The separation was completed in the form of a pro rata distribution of 100% of the outstanding shares of common stock of Veoneer to the stockholders of Autoliv (the “spin-off”). Shares of Veoneer common stock are traded on the New York Stock Exchange under the symbol “VNE”. Swedish Depository Receipts representing shares of Veoneer common stock (“SDRs”) trade on Nasdaq Stockholm under the symbol “VNE SDB”. Our principal executive office is located at Klarabergsviadukten 70, 111 64, Stockholm, Sweden and our telephone number is +46 8-527 762 00.

Concurrent Common Stock Offering

Concurrently with this offering, we are offering 24,000,000 shares of our common stock, par value $1.00 per share (or 27,600,000 shares of common stock if the underwriters in that offering exercise in full their over-allotment option to purchase additional shares), in an underwritten offering pursuant to a separate prospectus (the “common stock offering”). The closing of this note offering is not contingent upon the closing of our concurrent common stock offering and the closing of the concurrent common stock offering is not contingent upon the closing of this note offering. We cannot assure you that the concurrent common stock offering will be completed or, if completed, on what terms it will be completed.

This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent common stock offering.

Recent Developments and Other Updates

The following summarizes notable recent developments, as well as certain other data and information that may provide investors with further context to the information contained in our 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019.

Adoption of New EU Safety Mandate

The mandate proposed by the European Commission in May 2018 pursuant to the EU General Safety Regulation road-map to make certain active safety features compulsory in light vehicles by 2022 was adopted as initially proposed in March 2019. We continue to believe that such a mandate will increase demand for our Active Safety products, and anticipate strong global sensor adoption rate increases (forward, side and rear) due to the European New Car Assessment Programme’s push for crash avoidance, increased adoption rates due to growing demand around ADAS software features, volume growth due to redundant sensing concepts needed for higher levels of autonomy, potential opportunities in relation to compliance with cyber-security and software updates and step-by-step increased demand for connectivity components as a result. Indeed, with respect to sensors and ADAS software features, our order intake since the adoption of the new mandate appears to validate that long-term expectation.

Order Intake and Order Book

The general lead time from an “Order” to the start of production is 2 to 4 years, with typical order billing cycle after start of production of 4 to 6 years, although it may take several months for production of a certain vehicle model to fully ramp up. The Company had an order intake of approximately $1.2 billion in each of the twelve months ending March 31, 2019 and December 31, 2018. This represented a notable increase from approximate order intake of $900 million in 2017 (2016: $800 million; 2015: $250 million) and reflected ongoing customer wins in all key geographic regions, an expansion of the range of products being sold to a number of customers and an increasing diversity and complexity of orders. The proportion of order intake relating to Active Safety products has continued to increase in significance in recent years and represented approximately 75% of the order intake in 2018, as compared to approximately half of order intake in each of 2017 and 2016, and a much more modest portion of order intake in 2015.

Approximately 80% of the aggregate order book of more than $19 billion is presently represented by the Electronics segment, which includes Active Safety and Restraint Control Systems products.

RD&E

As discussed in our 2018 Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2019, the Company’s research, development & engineering expenses, net (RD&E) have increased meaningfully over time, both in absolute terms and as a percentage of net sales. This reflects the Company’s increasing order intake, significant expansion of associates in engineering, and the increasing complexity of programs and orders (which increasingly require development of new technology) alongside the continuing need to maintain Veoneer’s high standards of quality and delivery performance. RD&E was $516 million or 24.2% of net sales in the twelve months ended March 31, 2019, $466 million or 20.9% of net sales in 2018, $375 million or 16.2% of net sales in

2017, $300 million or 13.5% of net sales in 2016 and $214 million or 13.4% of sales in 2015. As of March 31, 2019, approximately 5,200 of our associates were engineers (December 31, 2018: 4,676; December 31, 2017: 3,576; December 31, 2016: 2,775; December 31, 2015: 1,796).

Efficiency Improvement Program

As discussed in our 2018 Form 10-K and Quarterly Report on Form 10-Q for the period ended March 31, 2019, the Company initiated, as part of the market adjustment initiative, a wide-ranging efficiency improvement program in the fourth quarter of 2018 and has continued to take a number of important actions and initiatives pursuant to it. These include:

•

Customer and product focused initiatives: These include prioritization initiatives aimed at winning more orders within the core product portfolio, making the right strategic investments and engaging in ongoing discussions with customers and suppliers on the terms and scope of contracts.

•

Margin improvement initiatives: These include efforts to maintain RD&E costs relatively flat at a maximum of $600 million for the full year 2019 (among other things, by increasing our focus on project management and RD&E efficiency as our staff profile matures and increasing focus on sharing RD&E costs with customers), to review the location of our current operations for possible consolidations that might optimize our operational footprint, and to decentralize profit and loss accountability by business units and product lines as well as Company-wide discretionary cost control measures.

•	Balance sheet and cash flow efficiency initiatives: These include initiatives to restrict capital expenditures and to optimize operating working capital.

We continue to expect these initiatives to start yielding benefits in the second half of 2019 and more broadly from 2020.

Total Addressable Market

We presently estimate, in our base scenario, which reflects products in which we presently are investing or intend to invest, that our total addressable market (TAM) could grow at a compound annual growth rate (CAGR) of around 9% from 2018 through 2025, from an estimated $23 billion in 2018 to an estimated $29 billion in 2020, an estimated $32 billion in 2022 and an estimated $43 billion in 2025. This contrasts with an estimated CAGR of light vehicle production (LVP) of 1.8%, according to IHS as of May 15, 2019. Included in the base scenario is our present estimate that the total addressable market for the Active Safety products in which we presently are investing or intend to invest (including radar (front/side/rear), forward looking cameras (mono/stereo/night vision), ADAS ECU and LiDAR) could grow at a CAGR of approximately 20% over the same period, from an estimated $7 billion in 2018 to an estimated $12 billion in 2020, an estimated $15 billion in 2022 and an estimated $25 billion in 2025. Over and above our base scenario, we estimate that there is the potential for an additional addressable market of $6 billion by 2025 in Active Safety products in relation to driver monitoring, digital mapping and connectivity systems, although no decision has as yet been made to invest in the relevant products.

As discussed in our 2018 Form 10-K, our underlying market is primarily driven by two critical factors: global LVP and Content Per Vehicle (“CPV”), whereby CPV is the clear market driver for the growth of our total addressable market. Indeed, despite low estimates of LVP CAGR in the period from 2018 to 2025, we expect that the higher technological complexity of automotive safety products, and Active Safety products in particular, in the future will drive increasing CPV. We expect CPV (in dollar terms) for new automotive safety technologies to increase over time. We estimate, for example, that unlike today’s broadly-adopted driver support technologies (such as ADAS) and today’s broadly-adopted collaborative driving technologies (such as Advanced ADAS / Supervised Driver Assist), which tend to have content per vehicle of $100 to $500 per vehicle and $500 to

$1,000, respectively, more advanced collaborative driving technologies like unsupervised pilots (which we believe will be broadly-adopted in the next five years) will have content per vehicle of $1,500 to $4,000. We estimate that full self-driving technologies (which we believe will be broadly-adopted much later, and likely only by 2030 and thereafter) would require content per vehicle of $8,000 or more.

Continued Focus on Modular and Scalable Product Architectures

Amidst our customers’ fast-changing technology roadmaps, and the reality that implementation of advanced active safety projects entails engineering challenges and increasingly demanding requirements to validate technology, the Company continues to focus on modular and scalable product architectures that can be applied across vehicle variants and vehicle lines. We believe that commonizing initiatives that deliver more shared, standard parts and more modularity in products should allow for increased efficiency, potentially significant cost synergies and cost-conscious monitoring and help to prolong the product life cycle of the Company’s core solutions. Additionally, the Company is developing a new computer architecture platform that is intended to enable more open and efficient collaboration between OEMs and suppliers and allow for efficient cooperation with customers.

Joint Venture Developments

We continue to review and evaluate the development priorities and funding as well as strategic options for our joint ventures, both Veoneer-Nissin Brake Systems (VNBS) and Zenuity. With respect to VNBS, synergies with our core Active Safety business are not evolving as previously anticipated and we intend to review and re-focus investment priorities with a view to optimal product setup and to seek to ensure the business is set-up for long-term success. We believe Zenuity would benefit from re-focused investment priorities towards collaborative driving, enabling evolutionary development towards L4 over the long-term. This is consistent with our expectation that the market will remain mainly focused on L1-2+ for the next decade, with only L0-2 technologies presently expected to be included in virtually all LVP in 2020, approximately 95% of LVP in 2025 and approximately 75% of LVP in 2030. Higher level autonomy technologies (L3+) are still only expected to be included in approximately 25% of LVP in 2030.

Expansion of Executive Management Team

On May 13, 2019, Per Skytt joined the Company in the role of Executive Vice President, Technical Competence Centers. Prior to joining Veoneer, Mr. Skytt served in a number of roles and functions at ABB, a multinational corporation specializing in the areas of robotics, heavy electrical equipment and automation technology. At ABB, Mr. Skytt served in the roles of Vice President and Global Research and Development, Manager Substation Automation, Vice President and Research and Development Product Manager, High Voltage Direct Current (HVDC), Vice President HVDC Systems Manager, and Senior Vice President, Global HVDC Service. Mr. Skytt has a PhD in Physics, Signal Processing, and Automatic Control from Uppsala University in Uppsala, Sweden.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contain a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our” and “us” refer to Veoneer, Inc. and not to its consolidated subsidiaries.

Issuer	Veoneer, Inc., a Delaware corporation.

Securities	$180,000,000 principal amount of 4.00% Convertible Senior Notes due 2024 (plus up to an additional $27,000,000 principal amount pursuant to the underwriters’ over-allotment option to purchase additional notes).

Maturity	June 1, 2024, unless earlier converted, redeemed or repurchased.

Interest	4.00% per year. Interest will accrue from May 28, 2019 and will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2019. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion Rights	Holders may convert all or any portion of their notes, in integral multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding March 1, 2024 only under the following circumstances:

•

during any fiscal quarter commencing after the fiscal quarter ending on June 30, 2019 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any ten consecutive trading day period, or the measurement period, in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day;

•	if we call any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events.”

On or after March 1, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes, in integral multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 44.8179 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $22.3125 per share of common stock), subject to adjustment as described in this prospectus.

Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or notice of redemption, as the case may be, as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Redemption at Our Option	We may not redeem the notes prior to June 1, 2022. We may redeem for cash all or part of the notes, at our option, on or after June 1, 2022 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of any redemption not less than 45 nor more than 60 scheduled trading days before the redemption date by mail or electronic delivery to the trustee, the paying agent and each holder of notes. See “Description of Notes—Optional Redemption.”

Fundamental Change	If we undergo a “fundamental change” (as defined under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our general unsecured obligations and will rank:

•	senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to all of our liabilities that are not so subordinated;

•	effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of March 31, 2019, we and our subsidiaries had $46 million of finance leasing secured by the underlying assets and $1 million of indebtedness for borrowed money, which is not secured. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes) and the use of proceeds therefrom, our total consolidated indebtedness would have been $181 million.

The indenture governing the notes will not limit the amount of debt or other liabilities that we or our current or future subsidiaries may incur.

Use of Proceeds	We estimate that the net proceeds to us from the sale of the notes in this offering will be approximately $174.2 million, or approximately $200.4 million if the underwriters exercise their over-allotment option to purchase additional notes in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes. Such purposes may include additional investments in technology or research and development or for the acquisition of or investment in businesses or joint ventures that complement our business. However, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes.

We will have broad discretion in using these proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, money market accounts, certificates of deposit, or direct or guaranteed obligations of the U.S. government. See “Use of Proceeds” for more information.

Book-entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	The notes are new securities, and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. Federal Income Tax Consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. Federal Income Tax Consequences.”

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “VNE” and Swedish Depository Receipt (“SDRs”) representing shares of our common stock are listed on Nasdaq Stockholm under the trading symbol “VNE SDB”.

Trustee, Paying Agent, Security Registrar and Conversion Agent	U.S. Bank National Association.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase additional notes.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risk factors described below, together with all of the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019, which are incorporated herein by reference. If any of the risks incorporated by reference or set forth below occurs, our business, operations and financial condition could suffer significantly. As a result, you could lose some or all of your investment in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, operations and financial condition, or cause the value of our securities to decline.

Risks Related to the Notes

The notes are effectively subordinated to any secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes, equal in right of payment with all of our liabilities that are not so subordinated, effectively junior to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and other liabilities (including trade payables) of our current or future subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after any secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our current or future subsidiaries from incurring additional liabilities.

As of March 31, 2019, we and our subsidiaries had $46 million of finance leasing secured by the underlying assets and $1 million of indebtedness for borrowed money, which is not secured. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option to purchase additional notes) and the use of proceeds therefrom, our total consolidated indebtedness would have been $181 million.

We may still incur substantially more debt or take other actions that would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that could have the effect of diminishing our ability to make payments on the notes when due.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section or elsewhere in this prospectus, reasons set forth in the sections titled “Risk Factors” in our 2018 Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

We may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase the notes.

Holders of the notes will have the right to require us to repurchase all or a portion of their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion Rights—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to (i) make repurchases of notes surrendered therefor or (ii) make cash payments in respect to notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

Our ability to raise capital in the future may be limited, which could limit our business plan or adversely affect your investment.

Although we anticipate that this offering and the concurrent common stock offering will address our capital raising needs for the foreseeable future, we cannot assure you that this will be the case. Our operating environment is increasingly challenging, and our business and strategic plans may consume resources faster than we presently anticipate. In the future, should this be the case, we may need to raise additional funds through additional financings, including the issuance of new equity securities, debt or a combination of both. Such additional financings may not be available on favorable terms, or at all. If adequate funds are not available through additional financings on acceptable terms, we may be forced to consider alternative transactions (including sales of non-core/non-active safety related assets on terms our existing security holders may perceive as unattractive) in order to fund our operations, repayment of the notes or make new investments, or we may be unable to do so.

If we issue new debt securities to meet such additional financing needs, the debt holders could have rights senior to holders of the notes, and would have rights senior to holders of common stock issued upon conversion of the notes, to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities to meet such additional financing needs, existing stockholders could experience dilution and the price of our common stock may decline, negatively impacting the value of the notes, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our current stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Redemption may adversely affect your return on the notes.

We may not redeem the notes prior to June 1, 2022. We may redeem for cash all or any portion of the notes, at our option, on or after June 1, 2022 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. As a result, we may choose to redeem some or all of the notes, including at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. See “Description of Notes—Optional Redemption.”

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, or ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet at issuance, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report larger net losses or lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s non-convertible coupon interest rate, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of such notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of such notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable or otherwise elect not to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then the “if converted” method of accounting would be applied and accordingly, the full number of shares that could be issued would be included in the calculation of diluted earnings per share, which would adversely affect our diluted earnings per share.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to our common stock to the extent our conversion obligation includes shares of our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our amended and restated certificate of incorporation or amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 1, 2024, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 40 trading day observation period. As described under “Description of Notes—Conversion Rights—Settlement upon Conversion,” this period would be (i) subject to clause (ii), if the relevant conversion date occurs prior to March 1, 2024, the 40 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; (ii) if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “Description of Notes—Optional Redemption” and prior to the relevant redemption date, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and (iii) subject to clause (ii), if the relevant conversion date occurs on or after March 1, 2024, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the second business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain any covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate you for any lost value of your notes as a result of such transaction or redemption.

If a make-whole fundamental change occurs prior to the maturity date or if we deliver a notice of redemption, we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change or notice of redemption. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change occurs or becomes effective, or the date we deliver the notice of redemption, as the case may be, and the price paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change or determined with respect to the notice of redemption, as the case may be and as described below under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption may not adequately compensate you for any lost value of your notes as a result of such transaction or redemption. In addition, if the “stock price” (as defined in “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”) is greater than $75.00 per share or less than $17.50 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 57.1428 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Certain provisions in the indenture governing the notes may delay or prevent an otherwise beneficial takeover attempt of the Company.

Certain provisions in the indenture governing the notes may make it more difficult or expensive for a third party to acquire us. For example, the indenture governing the notes will require us to repurchase the notes for cash upon the occurrence of a fundamental change and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of the Company may trigger the requirement that we repurchase the notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you will be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date or if we deliver a notice of redemption, we will, under some circumstances, increase the conversion rate for notes converted in connection with the make-whole fundamental change or notice of redemption, as the case may be. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. Federal Income Tax Consequences.” If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences”), any deemed dividend generally would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, and such withholding tax liability may be satisfied by deducting the required amounts from subsequent payments on the notes. See “Material U.S. Federal Income Tax Consequences.”

Our ability to take certain actions is restricted to avoid jeopardizing the tax-free status of the spin-off, and this transaction further restricts our ability to take such actions.

To preserve the tax-free treatment of the spin-off, for the initial two-year period following the spin-off, we are prohibited, except in limited circumstances, from taking or failing to take certain actions that would prevent the spin-off and related transactions from being tax-free. In addition, if we take, or fail to take, actions that prevent the spin-off and related transactions from being tax-free (including any actions involving our equity, as described below), we could be liable under our Tax Matters Agreement with Autoliv for the adverse tax consequences resulting from such actions.

Under Section 355(e) of the Code, the spin-off will be taxable to Autoliv if there are (or have been) one or more acquisitions (including issuances) of our stock or the stock of Autoliv, representing 50% or more, measured by vote or value, of the stock of any such corporation and the acquisition or acquisitions are deemed to be part of a plan or series of related transactions that include the spin-off. The issuance of equity securities and securities that could be converted into our equity in accordance with this offering and the concurrent common stock offering, as well as any acquisition of our common stock within two years before or after the spin-off (with exceptions, including public trading by less-than-5% stockholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted.

Although this offering and the concurrent common stock offering will not result in an acquisition of 50% or more of our stock for purposes of these rules, or, consequently, result in the spin-off failing to qualify for tax-free treatment, the issuance of equity securities pursuant to this offering and the concurrent common stock offering will reduce the amount of equity securities and securities that could be converted into equity securities that we could issue in the future during the initial two year period referred to above, including issuances to meet our future funding needs or pursue other strategic objectives.

Because the notes will initially be issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the notes and exercise their rights and remedies.

We will initially issue the notes in the form of one or more global notes registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global notes will be shown on, and transfers of global notes will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of Notes—Book-entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the notes. Instead, DTC or its nominee will be the sole holder of global notes. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in global notes will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global notes to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants. But we can make no assurances that you timely receive any such communications.

Risks Related to the Concurrent Common Stock Offering and our Common Stock

This offering is not contingent on the consummation of the concurrent common stock offering, and we have broad discretion to use the net proceeds from this offering and the common stock offering, which we may not use in ways that increase the value of your investment.

Neither the completion of this offering nor the concurrent common stock offering is contingent on the consummation of the other, so it is possible that this offering occurs and the common stock offering does not, and vice versa. We cannot assure you that the common stock offering will be completed on the terms described herein, or at all.

Our management has broad discretion in the application of the net proceeds from this offering and the concurrent common stock offering. If we do not use the net proceeds effectively, our business, financial condition, results of operations, and prospects could be harmed, and the market price of our common stock could decline. Pending their use, we may invest the net proceeds from this offering and the concurrent common stock offering in short-term, interest-bearing obligations, investment-grade instruments, money market accounts, certificates of deposit, or direct or guaranteed obligations of the U.S. government that may not generate a high yield to our stockholders. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Sale of our common stock in the concurrent common stock offering and conversion of the notes will dilute the ownership interest of our existing stockholders or may otherwise depress the price of our common stock.

The sale of common stock in our concurrent common stock offering will dilute the ownership interests of our existing stockholders. Additionally, upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to settle our conversion obligation in shares of our common stock or a combination of cash and shares of our common stock, the conversion of some or all of the notes may dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock could adversely affect prevailing market prices of our common stock or the notes. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock or the notes.

Sales of a substantial amount of shares of our common stock in the public market, including sales by our directors, executive officers, and significant stockholders, or the perception that these sales could occur, could cause the market price of our common stock to decline and may make it more difficult for you to sell your notes or the shares of common stock that you may acquire upon conversion of the notes at a time and price that you deem appropriate.

We and our executive officers and directors have entered into lock-up agreements with the underwriters under which they have agreed, subject to certain exceptions, not to sell, directly or indirectly, any notes, shares of common stock or related securities without the permission of the representative of the underwriters for a period of 180 days following the date of this prospectus. We refer to such period as the lock-up period. When the lock-up period expires, we and our executive officers and directors subject to a lock-up agreement will be able to sell our securities in the public market. In addition, the representative of the underwriters may, in its sole discretion, release all or some portion of the securities subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such securities upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your notes or the shares of common stock that you may acquire upon conversion of the notes at a time and price that you deem appropriate.

Future sales of our common stock or equity-linked securities in the public market, could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock or equity-linked securities to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of stock options, vesting of restricted stock units and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or equity-linked securities, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.

Risks Related to Our Industry

The cyclical nature of automotive sales and production can adversely affect our business.

Our business is related to LVP in the global market and by our customers, and automotive sales and LVP are critical drivers for our sales. Automotive sales and production are highly cyclical and can be affected by general or regional economic or industry conditions or uncertainty, the level of consumer demand, recalls and other safety issues, labor relations issues, technological changes, fuel prices and availability, vehicle safety regulations and other regulatory requirements, governmental initiatives, trade agreements, political volatility, especially in energy producing countries and growth markets, changes in interest rate levels and credit availability and other factors. At various times some regions around the world may be more particularly impacted by these factors than other regions. Economic declines that result in a significant reduction in automotive sales and production by our customers have in the past had, and may in the future have, a material adverse effect on our business, results of operations and financial condition.

Our sales are also affected by inventory levels of our customers. We cannot predict when our customers will decide to either increase or reduce inventory levels or whether new inventory levels will approximate historical inventory levels. This may exacerbate variability in our order intake and, as a result, our revenues and financial condition. Uncertainty regarding inventory levels may be exacerbated by consumer financing programs initiated or terminated by our customers or governments as such changes may affect the timing of their sales.

Most of our products are technologically complex and innovative and there can be a significant amount of time between design and production. Development delays resulting from the challenges of integrating new functionality into vehicles and the evolution of our customers’ performance requirements during the development cycle subject us to the risk that our customers cancel or postpone a contract in the time period that it takes us to begin production of a particular product.

Changes in automotive sales and LVP and/or customers’ inventory levels will have an impact on our long-term targets, earnings guidance and estimates. In addition, we base our growth projections in part on business awards, or order intake, made by our customers. However, actual production orders from our customers may not approximate the awarded business or our estimated order intake. Any significant reduction in automotive sales and/or LVP by our customers, whether due to general economic conditions or any other factors relevant to sales or LVP, will likely have a material adverse effect on our business, results of operations and financial condition.

Order intake and the dollar amount of the order intake are not necessarily indicative of future net sales revenues and are subject to a number of uncertainties. If order intake fails to translate into future net sales revenue it may adversely affect our business.

We monitor order intake to make certain predictions related to our capital needs and expenditures and in providing long-term targets, earnings guidance and estimates. Our order intake is the estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products over their anticipated life, and exchange rates. Order intake is not recorded as revenue until the order is completed. The aggregate value of order intake is considered our “order book” and is part of it until the products are manufactured and delivered to customers and we realize net sales revenue from such orders. Since the general lead time from an “order” to the start of production is two to four years and it may take several months for production of a certain vehicle model to fully ramp up, the assumptions we use to determine order intake may no longer be accurate at the time production begins or the order is completed. For example, active safety and restraint control systems order intake from 2013 to 2015 is reflected in sales in 2017 to 2019.

To determine our estimated order intake, we make several assumptions related to vehicle production in a particular year of a particular model, annual product values, sales prices for such products and exchange rates. If any of the inputs to these assumptions fail to materialize as we expect, the net sales revenue actually realized may be adversely impacted. We cannot predict when our customers will decide to either increase or reduce inventory levels or whether new inventory levels will approximate historical inventory levels. Our customers generally do not guarantee order volumes. Additionally, the commercial success of the vehicle models which include our products will also impact whether our order intake translates into net sales revenue. Finally, any significant reduction in automotive sales and/or LVP by our customers, whether due to general economic conditions or any other factors relevant to sales or LVP, will likely have a material adverse effect on whether net sales revenue is ultimately realized from our estimated order book.

Growth rates in safety content per vehicle, which may be impacted by changes in consumer trends and political decisions, could affect our results in the future.

Vehicles produced in different markets may have various safety content values. For now, our products are typically found in vehicles with higher safety content. Because growth in global LVP is highly concentrated in markets such as China and India, our operating results may suffer if the safety content per vehicle remains low in our growth markets. As safety content per vehicle is also an indicator of our sales development, should this trends continue, the average safety systems per vehicle could decline.

Our estimate of total addressable market is subject to numerous uncertainties. If we have overestimated the size of our total addressable market, our future growth rate may be limited.

The Company’s estimates of total addressable market, or TAM, are based on a variety of inputs, including production estimates per product group (which are based in significant part on LVP data and estimates from IHS), and in particular in relation to content per vehicle, or CPV, estimates, the Company’s own market insights, estimates as to the pace and extent of standard-setting and regulatory change, internal market intelligence on prices and penetration/adoption rates of each expected product group and the Company’s history operating in the market (including, among other things, its order and bid experience).

We have not independently verified any third-party information, including LVP estimates by IHS, and cannot assure you of its accuracy or completeness. While we believe our market size estimates are reasonable, such information is inherently imprecise. For example, IHS’s May 2019 estimates of LVP over the time period from 2019 to 2022 are reduced by approximately 26 million vehicles compared to forecasts in June 2018 (around the time of the completion of our spin-off from Autoliv). Compared to forecasts in June 2018, the current global LVP forecast is 8% lower for 2019, 7% lower for 2020 and 5% lower for 2022. In Western Europe, the current forecast is 6% lower for 2019, 6% lower for 2020 and 2% lower for 2022. In North America, the current forecast is 5% lower for 2019, 6% lower for 2020 and 4% lower for 2022. In China, the current forecast is 15% lower for 2019, 13% lower for 2020 and 7% lower for 2022. In the first quarter of 2019, LVP declined by approximately 7%. Compared to forecasts in July 2018, soon after our spin-off, the current global LVP forecast is 8% lower for 2019, 7% lower for 2020 and 5% lower for 2022. In Western Europe, the current forecast is 6% lower for 2019, 6% lower for 2020 and 2% lower for 2022. In North America, the current forecast is 5% lower for 2019, 6% lower for 2020 and 4% lower for 2022. In China, the current forecast is 15% lower for 2019, 13% lower for 2020 and 7% lower for 2022. If IHS or other third-party or internally generated data that is used in our estimates proves to be inaccurate or we make errors in our assumptions based on that data, our actual market may be more limited than our estimates. In addition, these inaccuracies or errors may cause us to misallocate capital and other critical business resources, which could harm our business. Even if our total addressable market meets our size estimates and experiences growth, we may not continue to grow our share of the market. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the estimates of our total addressable market included in this filing should not be taken as indicative of our ability to grow our business.

We operate in highly competitive markets.

The markets in which we operate are highly competitive. We compete with a number of companies that design, produce and sell similar products. Among other factors, our products compete on the basis of price, quality, manufacturing and distribution capability, design and performance, technological innovation, delivery and service. Some of our competitors are subsidiaries (or divisions, units or similar) of companies that are larger than we are and have greater financial and other resources than us. Some of our competitors as well as some of our customers have strategic relationships with outside partners, enabling them to pool resources. Additionally, some of our competitors may also have “preferred status” as a result of special relationships or ownership interests with certain customers. Our ability to compete successfully depends, in large part, on our ability to innovate and manufacture products that have commercial success with consumers, differentiating our products from those of our competitors, delivering quality products in the time frames required by our customers, and achieving best-cost production.

Our ability to maintain and improve existing products, while successfully developing and introducing distinctive new and enhanced products that anticipate changing customer and consumer preferences and capitalize upon emerging technologies will be a significant factor in our ability to be competitive. If we are unsuccessful or are less successful than our competitors in predicting the course of market development, developing innovative products, processes, and/or use of materials or adapting to new technologies or evolving regulatory, industry or customer requirements, we will suffer from a competitive disadvantage. There is a risk that our investments in research and development initiatives will not lead to successful new products and a corresponding increase in revenue. We may also encounter increased competition in the future from existing or new competitors. The inability to compete successfully could have a material adverse effect on our business, results of operations and financial condition.

We operate in a developing market that may be subject to greater uncertainty and fluctuations in levels of competition than a more mature market.

The field of active safety is a developing segment in the automotive industry and is expected to act as a basis for and enable the development and introduction of commercially viable autonomous vehicles. The number of competitors may increase as suppliers from outside the traditional automotive industry, such as Google, Argo, Uber, Lyft, Cruise, Samsung, Panasonic, Here, Tesla, Intel, NVIDIA and other technology companies, consider the significant business opportunities presented by autonomous driving. Some of our customers are also partnering together to develop autonomous driving solutions. The evolving nature of the competitive landscape creates greater uncertainty than the traditional automotive market.

Products and services provided by companies outside the automotive industry may also reduce demand for our products, which require substantial investment in research and development. For example, there has been an increase in consumer preferences for mobility on demand services, such as car- and ride-sharing, as opposed to automobile ownership, which may result in a long-term reduction in the number of vehicles per capita. Today, in most markets, active safety products are considered to be premium equipment rather than standard automotive safety items, which can create significant volatility in demand for certain of our products.

The high development costs of active safety and autonomous driving products increases the risk that we will be unable to effectively compete in the market.

Our products may require significant resources to develop both hardware and software solutions, which are of increasing importance in our market. There is an increasing trend towards partnerships between companies with complementary hardware and software solutions that are able to pool resources to support development. The high development cost in active safety limits the number of technical solutions that can be pursued by most “Tier 1” automotive suppliers (meaning companies that supply directly to the automobile manufacturers), leading to risk of exposure to a disruptive technology different than those being developed by us.

In addition, a significant part of our business is focused on developing autonomous driving technology, which requires significant amounts of resources devoted to researching and developing innovative products and processes. For example, we have invested significant resources in developing Zenuity, our joint venture with Volvo Cars, which is aimed at developing software solutions for autonomous driving. There is a risk that Zenuity or our other autonomous driving projects will not be able to deliver a competitive product.

If we are unable to develop and deliver innovative and competitive products, or unable to do so before our competitors, our business, results of operations and financial condition could be materially adversely affected.

Autonomous driving involves complex technology and requires a number of different hardware and software competencies and technologies and there is a risk that these competencies or technologies will not develop at a sufficient pace to address marketplace needs.

Autonomous driving requires various types of sensor technology, including cameras, radar and LiDAR technology as well as software technology to control such sensors. These technologies are under various stages of development and marketplace acceptance. There is a risk that these technological solutions will not develop at a sufficient pace to gain acceptance with our customers. If we are unable to develop our autonomous driving solutions fast enough to keep pace with the market, our future business prospects, results of operations and financial condition could be materially adversely affected.

There are also challenges to develop autonomous driving solutions that are outside of our control, including regulatory requirements from state and federal agencies, cybersecurity and privacy concerns, product liability concerns and perceptions of drivers regarding autonomous driving capabilities and solutions. We may need to adjust our strategy and projected timelines based on how these challenges, and others, evolve over time. There is a risk that these challenges will not be overcome, which could have a material adverse effect on our business, results of operations and financial condition.

The inability to effectively manage the timing, quality and costs of new program launches could adversely affect our financial performance.

To compete effectively in the automotive supply industry, we must be able to launch new products to meet our customers’ timing, performance and quality standards. Our inability to do so may result in the loss of awarded business as well as significant liabilities and/penalties. Certain state of the art products we launch may need to be developed on an especially accelerated time frame for speed-to-market. There is a risk that we will not be able to install and certify the equipment needed to produce products for new programs in time for the start of production, or that the transitioning of our manufacturing facilities and resources to full production for such new programs will not impact production rates or other operational efficiency measures at our facilities. In addition, there is a risk that our customers will not execute on schedule the launch of their new product programs, for which we might supply products. Additionally, as a Tier 1 automotive supplier, we must effectively coordinate the activities of numerous suppliers in order to launch programs successfully. Given the complexity of new program launches, especially involving new and innovative technologies, we may experience difficulties managing product quality, timeliness and associated costs. These risks with new technologies are increased when the customer relationship is new and the customer is subject to the same pressures on product quality and timeliness. In addition, new program launches require a significant ramp up of costs; however, the sales related to these new programs generally are dependent upon the timing and success of the introduction of new vehicles by our customers. Furthermore, if it becomes necessary to request that our customers cover or share in these costs due to the complexities and changes requested by the customers, this could impact our relationships with our customers and the development of these programs. These negotiations can take considerable time and effort and risk deterioration of our relationships with our customers, and there can be no assurances that any specific negotiations will result in amendments that are beneficial to us on a timely basis. Our inability to effectively manage the timing, quality and costs of these new program launches could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Business

A prolonged recession and/or a downturn in our industry or deteriorating performance of our business, or further decreases in our market capitalization, could adversely affect our business and require impairments or restructuring actions or require us to seek additional sources of financing to continue our operations, which may not be available to us or be available only on materially different terms than what has historically been available.

Our ability to generate cash from our operations is highly dependent on regional and global economic conditions, automotive sales and LVP. A prolonged downturn in or uncertainty relating to global or regional economic conditions, a downturn in the automotive industry or LVP are conditions that could adversely impact our business. Such adverse impacts could require us to shut down plants or result in impairment charges, restructuring actions or changes in our valuation allowances against deferred tax assets, which could be material to our financial condition and results of operations. If global economic conditions deteriorate or economic uncertainty increases, our customers and potential customers may experience deterioration of their businesses, which may result in the delay or cancellation of plans to purchase our products. Deteriorating global economic conditions and/or deteriorating performance of our business may also result in a negative impact on our market capitalization, which could also result in impairment charges. For example, given our market capitalization, further decreases in our market capitalization may necessitate additional impairment testing. If it is determined that an impairment has occurred this could have a material adverse effect on our financial results.

A prolonged downturn in global economic conditions or LVP would likely result in us experiencing a significantly negative cash flow. Similarly, if cash losses from customer defaults rise sharply, we would experience a negative cash flow. Such negative cash flow could result in our having insufficient funds to continue our operations unless we can procure external financing, which may not be possible. These risks could be exacerbated by instability in the global credit markets and global economic pressure. If external financing is unavailable to us when necessary, we may have insufficient funds to continue our operations.

We may not have sufficient resources to fund all future research and development and capital expenditures or possible acquisitions or joint ventures.

In order to remain competitive, we must make substantial investments in research and development of new or enhanced products. Our products may require significant resources to develop both hardware and software solutions. Challenges of integrating new functionality into vehicles and the evolution of our customers’ performance requirements during development may also increase research and development costs. Customer demands for changes to our products to meet such performance requirements are difficult to predict both in terms of timing and cost. Since our revenue is largely based on sales over time, new customer demands can delay payment for our products which can make it difficult for us to fund these critical up-front investments. We may be unable to fund all of our research and development and capital investment needs or possible acquisitions or joint ventures, and we may have to pass on valuable long-term opportunities that arise. Our ability to raise additional capital will depend on a variety of factors, some of which will not be within our control, including the existence of a public offering market, investor perceptions of us, our businesses and the industries in which we operate, and general economic conditions. Failure to successfully raise needed capital on a timely or cost-effective basis could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to secure additional financing to meet our future capital needs.

We anticipate needing additional capital to execute our business plan and fund the demand for increased RD&E investment to support our continued strong order intake, the successful execution of challenging customer projects, and the continued development of our product portfolio until the Company reaches positive cash flow.

Without adequate access to capital, we may be forced to adjust our strategic and business plans to prioritize more essential funding needs. This could result in delaying certain research or development initiatives, which could impact our ability to develop innovative products and technologies. If capital is not available, or is not available on acceptable terms if and when needed, our ability to fund our operations, take advantage of market opportunities, develop or enhance our products, or otherwise respond to market changes or competitive pressures could be limited.

Although we believe we have sufficient funds to currently operate our business, we now expect short term deteriorating business conditions and lower than expected light vehicle production, along with the demand for increased RD&E investment to support our continued strong order intake, the successful execution of challenging customer projects, and the continued development of our product portfolio will result in a need to raise capital until the Company reaches positive cash flow. While we continue to develop and implement efficiency and prioritization initiatives we do not expect to realize the full benefits of such initiatives within the next twelve months. We may finance future cash needs through public or private equity offerings and may also use debt financings or strategic collaborations and licensing arrangements. We may be unable to secure debt or equity financing on terms acceptable to us, or at all, at the time when we need such funding, and we may be forced to consider alternative transactions (including assets sales on terms our existing security holders perceive as unattractive) in order to do so.

Moreover, even if we are successful in raising any required funds through additional financings, this may adversely impact our existing security holders. For example, if we raise funds by issuing additional securities, the securities that we issue may have rights, preferences or privileges senior to those of the holders of our common stock or may be issued at a discount to the market price of our common stock which would result in dilution to our existing stockholders. If we raise additional funds by issuing debt, we may be subject to debt covenants, which could place limitations on our operations. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our inability to raise additional funds on a timely basis would make it difficult for us to achieve our business objectives and would have a material adverse impact on our business, results of operations and financial condition.

We may not be able to protect our proprietary technology and intellectual property rights, which could result in the loss of our rights or increased costs.

We have developed a considerable amount of proprietary technology related to our products and rely on a number of patents to protect our intellectual property rights in such technology. Our intellectual property plays an important role in maintaining our competitive position in a number of the markets we serve. In addition to our in-house research and development efforts, we have acquired and may continue to seek to acquire rights to new intellectual property through corporate acquisitions, asset acquisitions, licensing and joint venture arrangements. Developments or assertions by or against us relating to our intellectual property rights could negatively impact our business. If claims alleging patent, copyright or trademark infringement are brought against us and are successfully prosecuted against us, they could result in substantial costs.

If we are not able to protect our patents, trademarks, or other intellectual property rights, either owned or licensed by us, against infringement and unauthorized use, we could lose those rights and/or incur substantial costs policing and defending those rights. We also generate license revenue from our intellectual property, which we may lose if we do not adequately protect our intellectual property and proprietary rights. Our means of protecting our intellectual property may not be adequate, and our competitors may independently develop technologies that are similar or superior to our proprietary technologies, or design around the patents we own or license. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the U.S. If we cannot protect our proprietary technology, we could experience a material adverse effect on our business, results of operations and financial condition.

In addition, certain of our products utilize components that are developed by third parties and licensed to us or our joint ventures. If claims alleging patent, copyright or trademark infringement are brought against such licensors and successfully prosecuted, they could result in substantial costs, and we may not be able to replace the functions provided by these licensors. Alternate sources for the technology currently licensed to us or our joint ventures may not be available in a timely manner, may not provide the same functions as currently provided or may be more expensive than products currently used. Additionally, there is a risk that any patents owned or licensed by us may be challenged, invalidated or circumvented, limiting competitive advantage of affected products or technologies.

Because we develop proprietary information through our in-house research and development efforts, consulting arrangements and research collaborations with other entities or organizations, there is also a risk that our attempts to protect this proprietary information by entering into confidentiality agreements, or consulting, services or employment agreements that contain non-disclosure and non-use provisions, with our employees, consultants, contractors, scientific advisors and third parties are unsuccessful. Even if agreements are entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. If we develop an increasing amount of our intellectual property through collaborations and development agreements, more of the technology we depend on could be subject to risks related to protecting these rights. Any of the risks related to the protection of our proprietary technology described above could have a material adverse effect on our business, results of operations and financial condition.

Some of our products and technologies may use “open source” software, which may restrict how we use or distribute our products or require that we release the source code of certain products subject to those licenses.

Some of our products and technologies may incorporate software licensed under so-called “open source” licenses. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. Additionally, open source licenses typically require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. These open source licenses typically mandate that proprietary software, when combined in specific ways with open source software, become subject to the open source license. If we combine our proprietary software in such a way with open source software, we could be required to release the source code of our proprietary software. Few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty.

If these risks materialize, they could have a material adverse effect on our business, results of operations and financial condition.

The discontinuation, lack of commercial success, or loss of business with respect to a customer or particular vehicle model for which we are a significant supplier could reduce our sales and harm our profitability.

A number of our customer contracts require us to supply a customer’s annual requirements for a particular vehicle model and assembly facilities, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model, which is generally four to seven years. These contracts are often subject to renegotiation, sometimes as frequent as on an annual basis, which may affect product pricing, and generally may be terminated by our customers at any time. The unpredictable nature of such customer contracts has made, and may continue to make, our sales variable. Furthermore, the discontinuation of, the loss of business with respect to, or a lack of commercial success of a customer or particular vehicle model or brand for which we are a significant supplier could reduce our sales and harm our profitability.

Scaling our business has become increasingly critical to our success as OEMs have adopted global vehicle platforms and sought to increase standardization, reduce per unit cost and increase capital efficiency. We are investing in technologies that are intended to become the architecture for other products. If we are not able to scale according to our current expected timelines and needs of our current and prospective customers, we will lose the trust of our customers and our customer relationships may suffer.

We may incur material losses and costs as a result of product liability, warranty and recall claims that may be brought against us or our customers.

We face risks related to product liability claims, warranty claims and recalls in the event that any of our products actually or allegedly are defective, fail to perform as expected or the use of our products results, or is alleged to result, in bodily injury and/or property damage. We may not be able to anticipate all of the possible performance or reliability problems that could arise with our products after they are released to the market. Additionally, increasing regulation and reporting requirements regarding potentially defective products, particularly in the U.S., may increase the possibility that we become involved in additional product liability or recall investigations or claims. There is a risk that our product liability and product recall insurance will not provide adequate coverage against potential claims, such insurance will not be available in the appropriate markets or that we will not be able to obtain such insurance on acceptable terms in the future. There is also a risk that Autoliv or one of our customers may be unable or unwilling to indemnify us for product liability, warranty or recall claims although they are contractually obligated to do so or we may be required to indemnify Autoliv or such customer for such claims, which may significantly increase our exposure and potential loss with respect to any such claims. There is a risk that our current and future investments in our engineering, design, and quality infrastructure will be insufficient and that our products could suffer from defects or other deficiencies or that we will experience material warranty claims or additional product recalls. In the future, we could experience additional material warranty or product liability losses and incur significant costs to process and defend these claims.

Escalating pricing pressures from our customers may adversely affect our business.

The automotive industry continues to experience increasingly aggressive pricing pressure from customers. This trend is partly attributable to the major automobile manufacturers’ strong purchasing power. As an automotive component manufacturer, we may be expected to quote fixed prices or be forced to accept prices with annual price reduction commitments for long-term sales arrangements or discounted reimbursements for engineering work. Price reductions may impact our sales and profit margins. Our future profitability will depend upon, among other things, our ability to continuously reduce our cost per unit and maintain our cost structure. Our profitability is also influenced by our success in designing and marketing technological improvements in automotive safety systems. If we are unable to offset continued price reductions, these price reductions could have a material adverse effect on our business, results of operations and financial condition.

We could experience disruption in our supply or delivery chain, which could cause one or more of our customers to halt or delay production.

We, as with other component manufactures in the automotive industry, ship our products to customer vehicle assembly facilities throughout the world on a “just-in-time” basis in order for our customers to maintain low inventory levels. Our suppliers (external suppliers as well as our own production sites) use a similar method in providing raw materials to us. This “just-in-time” method makes the logistics supply chain in our industry very complex and vulnerable to disruptions. Disruptions in our supply chain, such as large recalls or field actions impacting our suppliers, facility closures, strikes, electrical outages, natural disasters or other logistical or mechanical failures, could inhibit our ability to timely deliver on orders. We may experience disruptions if there are delays in customs processing, including if we are unable to obtain government authorization to export or import certain materials. When we fail to timely deliver, we may have to absorb our own costs for identifying and resolving the ultimate problem as well as expeditiously producing and shipping replacement components or products. Generally, we must also carry the costs associated with “catching up,” such as overtime and premium freight.

Additionally, if we are the cause of a customer being forced to halt production, the customer may seek to recoup all of its losses and expenses from us. These losses and expenses could be very significant and may include consequential losses such as lost profits. Where a customer halts production because of another supplier failing to deliver on time, we may not be fully compensated, if at all. Thus, any such supply chain disruptions could severely impact our operations and/or those of our customers and force us to halt production for prolonged periods of time which could expose us to material claims for compensation and have a material adverse effect on our business, results of operations and financial condition.

We are subject to risks associated with the development and implementation of new manufacturing process technology.

We may not be successful or efficient in developing or implementing new production processes. We are continually engaged in the transition from our existing process to the next-generation process technology. This consistent innovation involves significant expense and carries inherent risks, including difficulties in designing and developing next-generation process technologies, development and production timing delays, lower than anticipated manufacturing yields, and product defects and errors. Production issues can lead to increased costs and may affect our ability to meet product demand, which could have a material adverse effect on our business, results of operations and financial condition.

Work stoppages or other labor issues at our customers’ facilities or at our facilities could adversely affect our operations.

Because the automotive industry relies heavily on “just-in-time” delivery of components during the assembly and manufacture of vehicles, a work stoppage at one or more of our facilities could have material adverse effects on our business. Similarly, if any of our customers were to experience a work stoppage, that customer may halt or limit the purchase of our products, or a work stoppage at another supplier could interrupt production at one of our customers’ facilities which would have the same effect. A work stoppage at one or more of our facilities or our customers’ facilities could cause us to shut down production facilities supplying these products, which could have a material adverse effect on our business, results of operations and financial condition.

Changes in the source, cost, availability of and regulations pertaining to raw materials and components may adversely affect our profit margins.

Our business uses a broad range of raw materials and components in the manufacture of our products, many of which are generally available from a number of qualified suppliers. Our industry may be affected from time to time by limited supplies or price fluctuations of certain key components and materials. Price fluctuations may intensify or occur with greater frequency as demand for our principal raw materials and components is significantly impacted by demand in emerging markets. Commercial negotiations with our customers and suppliers may not offset the adverse impact of higher raw material, energy and commodity costs. Even where we are able to pass price increases along to our customer, there may be a lapse of time before we are able to do so such that we must absorb the cost increase. Some of our suppliers may not be able to handle the volatility in commodity costs, which could cause them to experience supply disruptions resulting in delivery or production delays by our suppliers. Risks associated with the cost and availability of raw materials and components could have a material adverse effect on our business, results of operations and financial condition.

The SEC requires companies that manufacture products containing certain minerals and their derivatives that are, known as “conflict minerals,” originating from the Democratic Republic of Congo or adjoining countries to diligence and report the source of such materials. There are significant consequences associated with complying with these requirements, including diligence efforts to determine the sources of conflict minerals used in our products, changes to our processes or supplies as a result of such diligence and our ability to source “conflict free” materials. Accordingly, these rules could have a material adverse effect on our business, results of operations and financial condition.

Our business could be materially and adversely affected if we lost our largest customers or if they were unable to pay their invoices.

We are dependent on a few large customers with strong purchasing power. Business with any given customer is typically split into several contracts (either on the basis of one contract per vehicle model or on a broader platform basis). The loss of business from any of our largest customers (whether by lower overall demand for vehicles, cancellation of existing contracts or the failure to award us new business) could have a material adverse effect on our business, results of operations and financial condition.

Customers may put us on a “new business hold,” which limits our ability to quote or be awarded all or part of their future vehicle contracts if quality or other issues arise in the vehicles for which we were a supplier. Such new business holds range in length and scope and are generally accompanied by a certain set of remedial conditions that must be met before we are eligible to bid for new business. Meeting any such conditions within the prescribed timeframe may require additional Company resources. A failure to satisfy any such conditions may have a materially adverse impact on our financial results in the long term. Additionally, we have no fixed volume commitments from our customers. Thus, even if we have won a bid for business from a customer there are no guaranteed purchase volumes.

There is a risk that one or more of our largest customers could be unable to pay our invoices as they become due or that a customer will simply refuse to make such payments, for reasons such as financial difficulties. If one of our largest customers would enter into bankruptcy proceedings or similar proceedings whereby contractual commitments are subject to stay of execution and the possibility of legal or other modification, or if one of our largest customers otherwise successfully procures protection against us legally enforcing its obligations, it is likely that we will be forced to record a substantial loss.

Changes in our product mix may impact our financial performance.

We sell products that have varying profit margins. Our financial performance can be impacted depending on the mix of products we sell during a given period. Our earnings guidance and estimates assume a certain geographic sales mix as well as a product sales mix. There is a risk that the mix of offerings by our customers and demand for such offerings could change. If actual results vary from this projected geographic and product mix of sales, it could have an unfavorable impact on our revenue and our results of operations and financial condition could be materially adversely affected.

We may be involved from time to time in legal proceedings and our business may suffer as a result of adverse outcomes of future legal proceedings.

We may be from time to time involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and customers, intellectual property claims, stockholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value added tax (VAT) disputes and employment and tax issues. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. There is a risk that claims may be asserted against us and their magnitude may remain unknown for long periods of time. These types of lawsuits could require significant management time and attention, and a substantial legal liability or adverse regulatory outcome and the substantial expenses to defend the litigation or regulatory proceedings may have a material adverse effect on our customer relationships, business prospects, reputation, operating results, cash flows and financial condition. There is a risk that such proceedings and claims will have a material adverse impact on our profitability and consolidated financial position or that our established reserves or our available insurance will not be adequate to mitigate such impact.

We may have exposure to greater than anticipated tax liabilities.

The determination of our worldwide provision for income taxes and other tax liabilities requires estimation and significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain. As a multinational corporation, we are subject to tax in multiple U.S. and foreign tax jurisdictions. Our determination of our tax liability is always subject to audit and review by applicable domestic and foreign tax authorities. Although we are currently under audit in a jurisdiction, we are indemnified by Autoliv, Inc. for any tax settlements for tax periods prior to April 1, 2018. Any adverse outcome of any such audit or review for tax periods after April 1, 2018 could have a negative effect on our business and the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made. There is a risk that our established reserves, which are based on assumptions and estimates that we believe are reasonable to cover such eventualities, may prove to be insufficient. In addition, our future income taxes could be adversely affected by earnings being lower than anticipated (or by the incurrence of losses) in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or changes in tax laws, regulations, or accounting principles, as well as certain discrete items.

Our ability to operate our company effectively could be impaired if we fail to attract and retain executive officers and other key personnel.

We compete in a market that involves rapidly changing technological and other developments, which requires us to attract and employ a workforce with broad expertise and intellectual capital. Our ability to operate our business and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract, develop and retain other qualified personnel, particularly engineers and other employees with software and technical expertise. The loss of the services of any of our senior executives or other key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business.

Impairment charges relating to our assets, goodwill and other intangible assets could adversely affect our financial performance.

If one or more of our customers’ facilities cease production or decrease their production volumes, the assets we carry related to our facilities serving such customers may decrease in value because we may no longer be able to utilize or realize them as intended. Where such decreases are significant, such impairments may have a materially adverse impact on our financial results. Impairment of goodwill and other identifiable intangible assets may result from, among other things, deterioration in our performance and especially the cash flow performance of these goodwill assets, adverse market conditions (including a resulting decline in our market capitalization from such adverse market conditions or deteriorating performance) and adverse changes in applicable laws or regulations. If there are changes in these circumstances or the other variables associated with the estimates, judgments and assumptions relating to the valuation of goodwill, when assessing the valuation of our goodwill items, we may determine that it is appropriate to write down a portion of our goodwill or intangible assets and record related non-cash impairment charges. In the event that we determine that we are required to write down a portion of our goodwill items and other intangible assets and thereby record related non-cash impairment charges, our business, results of operations and financial condition could be materially adversely affected.

For example, in the fourth quarter of 2017, the Company recognized an impairment charge of $234 million, pre-tax, which represented the full goodwill amount related to VNBS. The impairment loss was due to a lower than originally anticipated sales development in VNBS. Additionally, given our market capitalization, further decreases in our market capitalization may necessitate additional impairment testing. If it is determined that an impairment has occurred this could have a material adverse effect on our financial results.

We face risks related to our defined benefit pension plans and employee benefit plans, including the need for additional funding as well as higher costs and liabilities.

Our defined benefit pension plans or employee benefit plans may require additional funding or give rise to higher related costs and liabilities which, in some circumstances, could reach material amounts and negatively affect our results of operations. We are required to make certain year-end assumptions regarding our pension plans. Our pension obligations are dependent on several factors, including factors outside our control such as changes in interest rates, the market performance of the diversified investments underlying the pension plans, actuarial data and adjustments and an increase in the minimum funding requirements or other regulatory changes governing the plans. Adverse equity market conditions and volatility in the credit market may have an unfavorable impact on the value of our pension assets and our future estimated pension liabilities. Internal factors such as an adjustment to the level of benefits provided under the plans may also lead to an increase in our pension liability. There are also uncertainties as the Company settles certain benefit plan relationships with

Autoliv. If these or other internal and external risks were to occur, alone or in combination, our required contributions to the plans and the costs and net liabilities associated with the plans could increase substantially and have a material effect on our business.

Cybersecurity incidents could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation and results of operations.

We rely extensively on information technology (“IT”) networks and systems, our global data centers and services provided over the internet to process, transmit and store electronic information, and to manage or support a variety of business processes or activities across our facilities worldwide. The secure operation of our IT networks and systems and the proper processing and maintenance of this information are critical to our business operations. We have been, and likely will continue to be, subject to cyber-attacks. To date we have seen no material impact on our business from these attacks or events. Although we seek to deploy comprehensive security measures to prevent, detect, address and mitigate these threats, there has been an increased level of activity, and an associated level of sophistication, in cyber-attacks against large multinational companies. The ever-evolving threats mean we and our third-party service providers and vendors must continually evaluate and adapt our respective systems and processes and overall security environment, as well as those of any companies we acquire. There is no guarantee that these measures will be adequate to safeguard against all data security breaches, system compromises or misuses of data.

Our security measures may be breached due to human error, system malfunctions or attacks from uncoordinated individuals or sophisticated and targeted measures known as advanced persistent threats, directed at the Company, its products, its customers and/or its third-party service providers.

Disruptions and attacks on our IT systems or the systems of third parties storing our data could result in the misappropriation, loss or corruption of our critical data and confidential or proprietary information, personal information of our employees, and the leakage of our or our customers’ confidential information, improper use of our systems and networks, production downtimes and both internal and external supply shortages, which could have a material adverse effect on our business, results of operations and financial condition. The potential consequences of a material cybersecurity incident include reputational damage, litigation with third parties, diminution in the value of our investment in research, development and engineering, diversion of the attention of management away from the operation of our business and increased cybersecurity protection and remediation costs, which in turn could adversely affect our competitiveness and results of operations.

We rely on third parties to provide or maintain some of our IT systems, data centers and related services and do not exercise direct control over these systems. There is a risk that security measures implemented at our own and at third party locations may not be sufficient and that our IT systems, data centers and cloud services are vulnerable to disruptions, including those resulting from natural disasters, cyberattacks or failures in third party-provided services. While we obtain assurances that any third parties we provide data to will protect this information and, where we believe appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by us or by third parties may be compromised and expose us to liability for such breach.

Cyberattacks have become increasingly frequent, sophisticated and globally widespread and could target software embedded in our products. Embedded software code could be compromised during software development or manufacturing processes or within the car itself. Cyberattacks on our products within the car can lead to malfunction or complete damage of the products, which could result into loss of control of the car and its safety features. To the extent that any disruption or security breach results in a misappropriation, loss or damage to our data, or an inappropriate disclosure of our confidential information or our customer’s information, it could cause significant damage to our reputation, affect our relationships with our customers, lead to claims against us and ultimately harm our business. In addition, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future. In addition, as the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, with new and constantly changing requirements applicable to our business, compliance with those requirements could result in additional costs. Any future significant compromise or breach of our data security, whether external or internal, or misuse of customer, associate, supplier or Company data, could result in significant costs, lost sales, fines, lawsuits, and damage to our reputation.

Our business is exposed to risks inherent in international operations.

We currently conduct operations in various countries and jurisdictions, including locating certain of our manufacturing and distribution facilities internationally, which subjects us to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. International sales and operations subject us to certain risks inherent in doing business abroad, including exposure to local economic and political conditions, foreign tax consequences, issues with enforcing legal agreements, currency controls, imposition of tariffs, and preferences of foreign nations for domestically manufactured products. These risks could have a material adverse effect on our business, results of operation and financial condition.

The 2017 Tax Cuts and Jobs Act (the “Tax Act”) significantly changed the taxation of U.S. based multinational corporations, including, inter alia, reducing the U.S. federal corporate income tax rate from 35% to 21%, creating new taxes on certain foreign sourced earnings and a new minimum tax calculated on certain U.S. outbound payments. We have completed our accounting for the impact of the Tax Act as of December 22, 2018 based on published guidance. We expect that the U.S. Treasury Department, the Internal Revenue Service (“IRS”), and state tax authorities will be issuing additional guidance on how the provisions of the Tax Act will be applied or otherwise administered, and such guidance may be different from our current interpretation. The legislation could be subject to potential amendments and technical corrections, any of which could materially lessen or increase certain adverse impacts of the legislation. As regulations and guidance evolve with respect to the Tax Act, and as we gather information and perform more analysis, our results may differ from previous estimates and may materially affect our financial position. Changes in tax laws or policies by foreign jurisdictions could result in a higher effective tax rate on our worldwide earnings and such change could have a material adverse effect on our business, results of operations and financial condition.

In addition, the current U.S. administration has created uncertainty about the future relationship between the U.S. and certain of its trading partners, including with respect to the trade policies, treaties, government regulations and tariffs that could apply to trade between the U.S. and other nations, including changes to the North American Free Trade Agreement, including the United States-Mexico-Canada Agreement (the “USMCA”) or otherwise and other international trade agreements. During 2018, the U.S. administration announced tariffs on certain products imported into the U.S., which has resulted in reciprocal tariffs from other countries, including countries where we operate. The tariffs implemented on our products (or on materials, parts or components we use to manufacture our products) by the U.S. will increase the cost of our products manufactured and imported into the U.S. Tariffs and other trade restrictions announced by other countries on products manufactured in the U.S. could likewise increase the costs of those products when imported into other countries. If additional tariffs are implemented on our products (or on materials, parts or components we use to manufacture our products) by the U.S. or other countries, the cost of our products could increase further. Additional tariffs, changes in international trade relations or continued uncertainty could depress economic activity and restrict our access to suppliers or customers and could have a material adverse effect on our business, results of operations and financial condition.

Our business in China is subject to aggressive competition and is sensitive to economic and market conditions as well as restrictions placed on foreign automakers.

We operate in the highly competitive automotive supply market in China and face competition from both international and smaller domestic manufacturers. Maintaining a strong position in the Chinese market is a key component of our global growth strategy. Our business is sensitive to economic and market conditions that impact automotive sales volumes and growth in China and may be affected if the pace of growth slows as the Chinese market matures or if there are reductions in vehicle demand in China. We anticipate that additional competitors, both international and domestic, may seek to enter the Chinese market resulting in increased competition. Increased competition may result in price reductions, reduced margins and our inability to gain or hold market share. There have been periods of increased market volatility and moderation in the levels of economic growth in China, which resulted in periods of lower automotive production growth rates in China than those previously experienced. Furthermore, the Chinese government has inflated demand for domestic production of electric cars by offering purchase incentives for electric cars and has restricted foreign automakers from digital mapping within its borders impacting many of our customers’ ability to manufacture self-driving vehicles within China. Many of our customers are not domestic Chinese companies. If our non-Chinese customers are prevented or deterred from doing business in China, it could impair our position in the Chinese market. If we are unable to maintain our position in the Chinese market, the pace of growth slows or vehicle sales in China decrease, our business, results of operations and financial condition could be materially adversely affected.

We are exposed to exchange rate risks.

We have currency exposures related to buying, selling and financing in currencies other than the local currencies of the countries in which we operate. We are particularly vulnerable to a strong U.S. dollar as certain raw materials and components are sourced in U.S. dollars while sales are also currently in other currencies, like the Euro. Our risks include:

•	transaction exposure, which arises because the cost of a product originates in one currency and the product is sold in another currency;

•	revaluation effects, which arise from valuation of assets denominated in other currencies than the reporting currency of each unit;

•	translation exposure in the income statement, which arises when the income statements of non-U.S. subsidiaries are translated into U.S. dollars;

•	translation exposure in the balance sheet, which arises when the balance sheets of non-U.S. subsidiaries are translated into U.S. dollars; and

•	changes in the reported U.S. dollar amounts of cash flows.

For example, in 2018 the Company’s gross transaction exposure was approximately $0.7 billion, with a net exposure of $0.6 billion due to counter-flows. The five largest net transaction exposures were the sale of Euro against Swedish Krona, the purchase of U.S. Dollars against Swedish Krona, the purchase of U.S. Dollar against Korean Won, the sale of U.S. Dollars against Chinese Renminbi and the purchase of U.S. Dollar against Euro. Together these currency pairs accounted for approximately 76% of the Company’s net currency transaction exposure. These exchange rate risks could have a material adverse effect on our business, results of operations and financial condition.

We face risks in connection with identifying, completing and integrating acquisitions.

Our business’s growth has been enhanced through strategic opportunities, including acquisitions of businesses, products and technologies, and joint development agreements. We may continue to identify and engage in strategic opportunities in the future. However, we may not be able to successfully identify suitable acquisition candidates or complete transactions on acceptable terms, integrate acquired operations into our existing operations or expand into new markets. Our failure to identify suitable strategic opportunities may restrict our ability to grow our business. These strategic opportunities also involve numerous additional risks to us and our investors, including risks related to retaining acquired management and employees, difficulties in integrating the acquired technology, products, operations and personnel with our existing business, assumption of contingent liabilities, and potentially adverse financial impact of acquisitions. Consequently, there is a risk that the acquisitions and other transactions may not result in revenue growth, operational synergies or service or technology enhancements, which could have a material adverse effect on our business, results of operations and financial condition.

Risks associated with joint venture partnerships and other collaborations may adversely affect our business and financial results.

Certain of our operations are currently conducted through joint ventures and joint development agreements, and we may enter into additional joint ventures and collaborations in the future. Our joint ventures and collaborations are generally focused on opening or expanding opportunities for our technologies and supporting the design and introduction of new products and services (or enhancing existing products or services). Such activities entail a high degree of risk and often require significant capital investments. We may underestimate the costs and/or overestimate the benefits, including technology, product, revenue, cost and other synergies and growth opportunities, that we expect to realize, and we may not achieve those benefits, or may do so later than expected. The market and customer demand for products and technologies provided by our joint ventures may also shift. For example, we have begun to see a shift in our customer’s focus to products and systems supporting “Level 2 plus driver assistance” technologies over systems supporting fully autonomous driving as it appears that fully autonomous vehicles will come to market in significant numbers later than previously expected. This means that some of the expected anticipated benefits of our Zenuity joint venture, including sales from technologies developed by the joint venture may not materialize or may come later than previously expected. We are currently in discussions with our Zenuity joint venture partner regarding the development priorities of Zenuity in light of the market shift toward autonomous vehicle solutions and we are presently evaluating our strategic and business plans for, as well as the ongoing funding needs of, Zenuity. The outcome of these discussions may influence the level of funding and participation of Veoneer in Zenuity, as well as future sharing of intellectual property and IP licenses and may result in a different strategy, focus, structure and/or purpose of Zenuity or implementation of other strategic options being reviewed.

Furthermore, our joint venture partners may be unable or unwilling to meet their economic or other contractual obligations, and we may in some cases and/or for some time choose to fulfill those obligations alone to ensure the ongoing success of a joint venture, or we may choose to dissolve and liquidate it. For example, since we acquired a 51% interest in VNBS, we have unilaterally provided the funds necessary to meet VNBS’s operational needs as Nissin Kogyo has, notwithstanding repeated requests, refused to provide funding in proportion to its ownership. In 2019, the Company initiated a formal negotiation process under the VNBS JV Agreement to find a resolution to this situation. While the Company has entered into a memorandum of understanding regarding this situation, there is no guarantee that this will lead to a definitive agreement and the Company is also exploring its strategic options with respect to the joint venture and its product offerings, which may result in various changes with respect to VNBS.

In addition, our joint venture and collaboration partners may at any time have economic, business or legal interests or goals that are inconsistent with our goals or with the goals of the joint venture. Our products and technologies may from time to time overlap with certain aspects of the technologies developed with one of our joint venture or collaboration partners which may cause the parties to consider the impact on the contractual relationship. Depending on our level of control over the governance and/or operations of a joint venture or collaboration, we may be unable to implement actions with respect to the joint venture’s activities that we believe are favorable if the joint venture partner does not agree. Disagreements with our business partners may impede our ability to maximize the benefits of our partnerships. We may have difficulty resolving disputes with or claims against our joint venture partners, which could lead to us bearing liability for claims that we are not responsible for and may have a material adverse impact on the joint venture. See “Prospectus Summary—Joint Venture Developments” for more information about our existing joint ventures.

The above risks, if realized, could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to respond quickly enough to changes in technology and technological risks and to develop our intellectual property into commercially viable products.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive to our customers. We currently license certain proprietary technology to third parties and, if such technology becomes obsolete or less attractive, those licensees could terminate our license agreements, which could adversely affect our results of operations. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to be competitive. There is a risk that we will not be able to achieve the technological advances that may be necessary for us to be competitive or that certain of our products will become obsolete. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly. As part of our business strategy, we may from time to time seek to acquire businesses or assets that provide us with additional intellectual property. We may experience problems integrating acquired technologies into our existing technologies and products, and such acquired intellectual property may be subject to known or contingent liabilities such as infringement claims. These risks could have a material adverse effect on our business, results of operations and financial condition.

Our business may be adversely affected by laws or regulations, including international, environmental, occupational health and safety or other governmental regulations.

We are subject to various federal, state, local and foreign laws and regulations, including those related to the requirements of environmental, occupational health and safety, financial and other matters. We cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof. The introduction of new laws or regulations or changes in existing laws or regulations, or the interpretations thereof, could increase the costs of doing business for us or our customers or suppliers or restrict our actions and adversely affect our operating results, cash flows and financial condition. Our operations are subject to environmental and safety laws and regulations governing, among other things, emissions to air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste and other materials. The operation of automotive parts manufacturing facilities entails risks in these areas, and there is a risk that we will incur material costs or liabilities as a result. Additionally, environmental laws, regulations, and permits and the enforcement thereof change frequently and have tended to become increasingly stringent over time, which may necessitate substantial capital expenditures or operating costs or may require changes of production processes.

Due to our global operations, we are also subject to many laws governing our activities in other countries (including, but not limited to, the Foreign Corrupt Practices Act, and other anti-bribery regulations in foreign jurisdictions where we do business, and the U.S. Export Administration Act), which prohibit improper payments to government officials and restrict where and how we can do business, what information or products we can supply to certain countries and what information we can provide to authorities in governmental authorities.

There is a risk that our policies and procedures will not protect us from the reckless acts of our employees or representatives, particularly in the case of recently acquired operations that may not have significant training in applicable compliance policies and procedures. Any costs, liabilities, and obligations that we incur relating to such regulations could have a material adverse effect on our business, results of operations and financial condition.

The United Kingdom’s (“U.K.”) referendum to exit from the European Union (“E.U.”) will continue to have uncertain effects and could have an adverse effect on our business and financial results.

On June 23, 2016, the UK held a referendum in which voters approved an exit from the EU (commonly referred to as “Brexit”). Current uncertainty over whether the UK will ultimately leave the EU, as well as the final outcome of the negotiations between the UK and the EU, could have an adverse effect on our business and financial results. The long-term effects of Brexit may include, among other things, greater restrictions on imports and exports between the UK and EU countries, a fluctuation in currency exchange rates and additional regulatory complexity. Such changes could be costly and potentially disruptive to our operations and business relationships in these markets. If we are unable to manage any of these risks effectively, our business could be adversely affected. Our operations in the UK represented an immaterial part of our business as of December 31, 2018.

Our business may be adversely affected by changes in automotive safety regulations or concerns that drive further regulation of the automobile safety and autonomous driving markets.

Government vehicle safety regulations are a key driver in our business. Historically, these regulations have imposed ever more stringent safety regulations for vehicles. Safety regulations have a positive impact on driver awareness and acceptance of active safety products and technology. These more stringent safety regulations often require vehicles to have more safety content per vehicle and more advanced safety products, including active safety technology, which has thus been a driver of growth in our business.

These regulations are subject to change based on a number of factors that are not within our control, including new scientific or medical data, adverse publicity regarding autonomous vehicles or technology, domestic and foreign political developments or considerations, and litigation relating to our products and our competitors’ products. Changes in government regulations in response to these and other considerations could have a severe impact on our business. If government priorities shift and we are unable to adapt to changing regulations, our business may suffer material adverse effects.

The regulatory obligation of complying with safety regulations could increase as federal and local regulators impose more stringent compliance and reporting requirements in response to product recalls, safety issues and product innovations in our industry. In the U.S., we are subject to the existing Transportation Recall Enhancement, Accountability and Documentation (TREAD) Act, which requires manufacturers to comply with “Early Warning” requirements by reporting to the National Highway Traffic Safety Administration (“NHTSA”) information related to defects or reports of injury related to their products. TREAD imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with federal motor vehicle safety standards. The U.S. Department of Transportation issued regulations in 2016 that require manufacturers of certain autonomous vehicles to provide documentation covering specific topics to regulators, such as how automated systems detect objects on the road, how information is displayed to drivers, what cybersecurity measures are in place and the methods used to test the design and validation of autonomous driving systems.

As our technologies advance and develop beyond traditional automotive products, we may be subject to regulatory regimes beyond traditional vehicle safety rules and requirements. As a result, we may not identify all regulatory licenses or permits required for our products, or our products may operate beyond the scope of the licenses and permits we have obtained. Failing to obtain the required licenses, permits or other regulatory authorizations could result in investigations, fines or other penalties or proceedings. If any of the regulatory risks described above materialize, it could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to the Spin-Off and Our Operation as a Stand-Alone Company

We have a limited history of operating as an independent, stand-alone company, and our historical financial information does not predict our future results.

Our historical financial information in the 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019 in relation to periods or times up to the Spin-Off refers to our business as operated by and integrated with Autoliv. Our historical financial information included in the 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019 in relation to periods or times prior to the completion of the Spin-Off is derived from the consolidated financial statements and accounting records of

Autoliv. Accordingly, the historical financial information included in the 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019 in relation to periods or times prior to the completion of the Spin-Off does not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or those that we will achieve in the future primarily as a result of the factors described below.

Prior to the Spin-Off, our business was operated by Autoliv as part of its broader corporate organization, rather than as an independent company. Autoliv or one of its affiliates performed various corporate functions for us, such as legal, accounting, treasury, internal auditing, and human resources and also provided our IT and other corporate infrastructure. Our historical financial results reflect allocations of corporate expenses from Autoliv for such functions and are likely to be less than the expenses we would have incurred had we operated as a separate publicly traded company. As a result of the Spin-Off, we are responsible for the costs related to such functions previously performed by Autoliv, and such costs have increased. Autoliv is providing some of these functions to us pursuant to a transition services agreement. We will need to make investments to replicate or outsource from other providers certain facilities, systems, infrastructure, and personnel to which we no longer have access as a result of the Spin-Off. These initiatives to develop our independent ability to operate without access to Autoliv’s existing operational and administrative infrastructure will have a cost to implement. We may not be able to operate our business efficiently or at comparable costs, and our profitability may decline. Additionally, prior to the Spin-Off, we shared economies of scale in costs, employees, vendor relationships and customer relationships with Autoliv. Although we have entered into a transition services agreement with Autoliv for certain services, these arrangements may not fully capture the benefits that we have enjoyed as a result of being integrated with Autoliv and may result in us paying higher amounts than in the past for certain products and services. This could have an adverse effect on our results of operations and financial condition as separate, publicly traded company.

Other significant changes may occur in our cost structure, management, financing and business operations, as compared to the past financial performance of our business, as a result of operating as a company separate from Autoliv. These risks could, individually or in the aggregate, have a material adverse effect on our business, results of operations and financial condition.

Our ability to meet our capital needs have materially changed by the loss of financial support from Autoliv and it may be more difficult for us to obtain capital to fund our business.

The loss of financial support from Autoliv has changed our previous source of capital Autoliv previously provided certain capital that was needed in excess of the amounts generated by our operating activities. We currently expect to obtain any funds needed in excess of the amounts contributed by Autoliv in the Spin-Off and generated by our operating activities through the capital markets, bank financing, strategic relationships or other arrangements, and not from Autoliv. However, given the smaller relative size of our company, as compared to Autoliv after the Spin-Off, we may incur higher debt servicing and other costs relating to new indebtedness than we would have otherwise incurred as a part of Autoliv. As a stand-alone company, the cost of our financing also will depend on other factors such as our performance and financial market conditions generally. Further, we cannot guarantee you that we will be able to obtain capital market financing or credit on favorable terms, or at all, in the future. We cannot assure you that our ability to meet our capital needs will not be harmed by the loss of financial support from Autoliv.

We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.

We and Autoliv believe that the tax-free Spin-Off will enhance our long-term value. However, by separating from Autoliv, we may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Autoliv. In addition, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all.

We may be responsible for U.S. federal income tax liabilities that relate to the distribution.

Autoliv received an opinion from its outside tax counsel to the effect that the distribution of our common stock, together with certain related transactions, should qualify as a transaction that is tax-free under Sections 368(a)(1)(D) and 355 of the Code. The opinion was based on and relied on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of Autoliv and the Company, including those relating to the past and future conduct of Autoliv and the Company. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if Autoliv or the Company breach any of their respective covenants in the Spin-Off documents, the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized. Notwithstanding the opinion of counsel, the IRS could determine that the distribution, together with certain related transactions, should be treated as a taxable transaction if the IRS determines that any of these representations, assumptions, or undertakings upon which such opinion was based are incorrect or have been violated or if the IRS disagrees with the conclusions in the opinion of counsel. An opinion of counsel is not binding on the IRS or any court and there is a risk that the IRS not challenge the conclusions reached in the opinion. The IRS did not provide any opinion in advance of the Spin-Off that the Spin-Off will be tax-free.

If the distribution, together with certain related transactions, failed to qualify as a transaction that is generally tax-free under Sections 368(a)(1)(D) and 355 of the Code, Autoliv would recognize taxable gain as if it had sold our common stock in a taxable sale for its fair market value, Autoliv stockholders who received our common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares, and we could incur significant liabilities. In addition, if the Spin-Off is not tax-free, Veoneer would be responsible for tax liabilities as allocated by the Tax Matters Agreement.

Even if the Spin-Off otherwise qualifies as a tax-free transaction for U.S. federal income tax purposes, the distribution will be taxable to Autoliv if there are (or have been) one or more acquisitions (including issuances) of our stock or the stock of Autoliv, representing 50% or more, measured by vote or value, of the stock of any such corporation and the acquisition or acquisitions are deemed to be part of a plan or series of related transactions that include the distribution. Any acquisition of our common stock within two years before or after the distribution (with exceptions, including public trading by less-than-5% stockholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted. The resulting tax liability would be substantial, and under U.S. Treasury regulations, each member of the Autoliv group at the time of the Spin-Off (including us and our subsidiaries) would be severally liable for the resulting U.S. federal income tax liability.

Pursuant to the Tax Matters Agreement, we agreed not to enter into certain transactions that could cause any portion of the Spin-Off to be taxable to Autoliv, including under Section 355(e) of the Code. We also agreed to indemnify Autoliv for any tax liabilities resulting from such transactions or other actions we take, and Autoliv agreed to indemnify us for any tax liabilities resulting from transactions entered into by Autoliv. These obligations may discourage, delay or prevent a change of control of our company, which could have a materially adverse effect on our business.

Our internal controls around accounting and financial reporting may not be adequate to ensure complete and accurate reporting of our financial position, results of operations and cash flows.

The Exchange Act requires that we file annual, quarterly and current reports with respect to its business and financial condition. Under the Sarbanes Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, results of operations and financial condition.

We could incur substantial additional costs and experience temporary business interruptions as we install and implement our information technology infrastructure and transition our data to our own systems.

We have begun to install and implement information technology infrastructure to support certain of our business functions, including accounting and reporting, manufacturing process control and distribution. We may incur temporary interruptions in business operations if we cannot fully transition effectively from Autoliv’s existing transactional and operational systems, data centers and the transition services that support these functions. We may not be successful in implementing our new systems and transitioning our data, and we may incur substantially higher costs for implementation than currently anticipated. Our failure to avoid operational interruptions as we implement the new systems and replaces Autoliv’s information technology services, or our failure to implement the new systems and replace Autoliv’s services successfully, and any substantially higher costs could disrupt our business and have a material adverse effect on our business, results of operations and financial condition and. In addition, if we are unable to replicate or transition certain systems, our ability to comply with regulatory requirements could be impaired.

Autoliv may fail to perform under various agreements that were executed in connection with the Spin-Off and we may have greater costs or potential liability pursuant to such agreements.

In connection with the internal reorganization and Spin-Off, we and Autoliv entered into a Master Transfer Agreement, Distribution Agreement and various other agreements, including the Transition Services Agreement, Tax Matters Agreement and an Employee Matters Agreement. Certain of these agreements provide for the performance of services by each company for the benefit of the other following the Spin-Off. We are relying on Autoliv to satisfy its performance and payment obligations under these agreements. If Autoliv is unable to satisfy its obligations under these agreements, including its indemnification obligations, we could incur operational difficulties or losses.

Furthermore, these agreements may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. To the extent that certain terms of those agreements provide for rights and obligations that could have been procured from third parties, we may have received better terms from third parties. There is a risk that we may incur greater costs or be subject to greater potential liability pursuant to our agreements with Autoliv for certain rights and obligations that could have been procured from unaffiliated third parties.

Currently, we rely on Autoliv to provide certain corporate and administrative services such as certain information technology, financial and human resource services. We are in the process of creating our own, or engaging third parties to provide, systems and services to replace many of the systems and services Autoliv currently provides to us pursuant to the Transition Services Agreement. If Autoliv is unable or unwilling to provide such services pursuant to the Transition Services Agreement, or if the agreement is terminated prior to the end of its term, we may be unable to provide such services ourselves or we may have to incur additional expenditures to obtain such services from another provider.

Potential indemnification liabilities to Autoliv or a refusal of Autoliv to indemnify us pursuant to the Distribution Agreement could materially adversely affect us.

The transaction documents we entered into with Autoliv in connection with the internal reorganization and the Spin-Off provide for cross-indemnities that require Autoliv and Veoneer to bear financial responsibility for each company’s business prior to the internal reorganization or Spin-Off, as applicable, and to indemnify the other party in connection with a breach of such party of the transaction agreements; provided, however, certain warranty, recall and product liabilities for electronics products manufactured prior to the completion of the internal reorganization have been retained by Autoliv and Autoliv will indemnify us for any losses associated with such warranty, recall or product liabilities pursuant to the distribution agreement entered into as part of the Spin-Off. If we are required to indemnify Autoliv under the circumstances set forth in the transaction documents, we may be subject to substantial liabilities. In addition, there can be no assurance that the indemnities from Autoliv will be sufficient to protect us against the full amount of any potential liabilities. Even if we do succeed in recovering from Autoliv any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. In addition, each of these risks could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to take certain actions because such actions could jeopardize the tax-free status of the Spin-Off, and such restrictions could be significant.

To preserve the tax-free treatment of the Spin-Off, for the initial two-year period following the Spin-Off, we are prohibited, except in limited circumstances, from taking or failing to take certain actions that would prevent the Spin-Off and related transactions from being tax-free, including: (1) entering into any transaction pursuant to which our stock would be acquired, whether by merger or otherwise; (2) issuing any equity securities or securities that could possibly be converted into our equity securities; (3) selling or otherwise disposing of substantially all of our assets; or (4) repurchasing our equity securities. These restrictions may limit our ability to issue equity and to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. In addition, if we take, or fail to take, actions that prevent the Spin-Off and related transactions from being tax-free, we could be liable for the adverse tax consequences resulting from such actions.

The Spin-Off and related transactions may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal distribution requirements.

The Spin-Off could be challenged under various state and federal fraudulent conveyance laws. An unpaid creditor or an entity vested with the power of such creditor (such as a trustee or debtor-in-possession in a bankruptcy) could claim that Autoliv did not receive fair consideration or reasonably equivalent value in the Spin-Off, and that the Spin-Off left Autoliv insolvent or with unreasonably small capital or that Autoliv intended or believed it would incur debts beyond its ability to pay such debts as they mature. If a court were to agree with such a plaintiff, then such court could void the Spin-Off as a fraudulent transfer and could impose a number of different remedies, including without limitation, returning our assets or your shares in our company to Autoliv or providing Autoliv with a claim for money damages against us in an amount equal to the difference between the consideration received by Autoliv and the fair market value of our company at the time of the Spin-Off. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that Autoliv was solvent at the time of or after giving effect to the Spin-Off, including the distribution of our common stock.

Certain of our officers and directors may have actual or potential conflicts of interest because of their service as executive officers or directors of Autoliv.

Certain of our directors and officers own Autoliv common stock and equity awards. Even though our board of directors consists of a majority of directors who are independent, several of our directors continue to have a financial interest in Autoliv common stock and equity awards. Continuing ownership of Autoliv common stock and equity awards, or service as a director at both companies could create, or appear to create, potential conflicts of interest for our directors and officers with prior or continuing positions with Autoliv if we have disagreements with Autoliv about the agreements between us that continue or face decisions that could have different implications for us and Autoliv.

Risks Related to Investing in Our Securities

Our board of directors may change significant corporate policies without stockholder approval.

Our financing, borrowing and dividend policies and our policies with respect to all other activities, including growth, debt, capitalization and operations, are determined by our board of directors. These policies may be amended or revised at any time and from time to time at the discretion of our board of directors without a vote of our stockholders. In addition, our board of directors may change our policies with respect to conflicts of interest provided that such changes are consistent with applicable legal requirements. A change in these policies could have a material adverse effect on our business, results of operations, financial condition, the per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay dividends to our stockholders.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our certificate of incorporation and bylaws contain provisions that may make the merger or acquisition of the Company more difficult without the approval of our board of directors. Among other things:

•

although we do not have a stockholder rights plan, our certificate of incorporation allows us to authorize the issuance of undesignated preferred stock in connection with a stockholder rights plan or otherwise, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•

we have a classified board of directors, and any director may be removed only for cause and only by the affirmative vote of at least 75% of the voting power of all the then-outstanding shares of voting stock;

•

our board of directors is expressly authorized to make, alter or repeal our bylaws and our stockholders may only amend our bylaws by the affirmative vote of at least 80% of the voting power of all the then-outstanding shares of voting stock;

•	our certificate of incorporation and bylaws permits only our board of directors to call special meetings of stockholders;

•	our certificate of incorporation and bylaws do not permit stockholder action by written consent; and

•	our bylaws establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Further, as a Delaware corporation, we are subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of the Company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our current or former directors, officers or stockholders.

Our certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our stockholders, directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising out of or pursuant to the Delaware General Corporation Law, (iv) the certificate of incorporation or amended and bylaws, or (v) any action asserting a claim government by the internal affairs doctrine. At our 2019 annual meeting of stockholders, we intend to ask our stockholders to vote on whether to keep this provision in our certificate of incorporation. This choice of forum provision may only be amended by the affirmative vote of at least 80% of the voting power of all the outstanding shares of common stock entitled to vote, which may have the effect of making this provision difficult to repeal by our stockholders. Any person or entity purchasing or otherwise holding any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provision in our restated certificate of incorporation related to choice of forum. This provision may have the effect of discouraging lawsuits against our directors, officers or employees by limiting our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes.

The market price and trading volume of our common stock may fluctuate widely.

The market price of our common stock may fluctuate significantly, depending upon many factors, some of which may be beyond our control, including, but not limited to:

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of comparable companies;

•	actual or anticipated fluctuations in our operating results;

•	our ability to obtain financing as needed;

•	changes in laws and regulations affecting our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating performance and stock price of comparable companies;

•	overall market fluctuations;

•	a decline in the automotive market; and

•	general economic conditions and other external factors.

Future issuances of common stock by us may cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, could substantially decrease the market price of our common stock.

In connection with the Spin-Off, we adopted an equity incentive plan in which our employees, non-employee directors and other service providers may participate, under which an aggregate of 3,000,000 shares of our common stock are available for future issuance, plus a number of shares to satisfy equity-based awards that were issued to holders of certain equity awards outstanding under Autoliv’s Amended and Restated Stock Incentive Plan at the time of the Spin-Off. We filed a registration statement on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plan. Accordingly, shares registered under such registration statement are available for sale in the open market.

Your ownership in our stock may be diluted by additional equity issuances.

Your percentage ownership in our common stock could be diluted in the future as a result of equity issuances for acquisitions, capital market transactions or otherwise, including any equity awards that we grant to our directors, officers and employees. Such awards could have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. In addition, our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights as our board of directors generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common stock.

We have no current plans to pay cash dividends on our common stock, and certain factors could limit our ability to pay dividends in the future.

The declaration, amount and payment of any future dividends on shares of common stock will be at the absolute and sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of indebtedness we or our subsidiaries incur in the future. We have no current plans to pay any cash dividends.

Risks Related to an Investment in our SDRs

Veoneer SDR holders do not have the same rights as our stockholders.

A Veoneer SDR holder does not have equivalent rights as our holders of common stock, whose rights are governed by U.S. federal law and the Delaware General Corporation Law. The rights of Veoneer SDR holders are set forth and described in to the General Terms and Conditions for Swedish Depository Receipts in Veoneer (the “General Terms and Conditions”). Although the General Terms and Conditions generally allow Veoneer SDR holders to vote in general meetings of stockholders or to be entitled to dividends as if they held our shares of common stock directly, the rights of Veoneer SDR holders differ in some instances from the rights of Veoneer stockholders. In particular, Veoneer SDR holders do not have the ability to nominate directors for election or bring proposals before our annual meeting to the extent provided for in our governing documents or by applicable U.S state or federal law. Additionally, Veoneer SDR holders may not be able to enforce their rights under the General Terms and Conditions in relation to their SDRs in the same manner as one of our stockholders could with respect to our shares of common stock under applicable U.S. law.

The trading market for Veoneer SDRs may be limited in the future.

There is a risk that a trading market for Veoneer SDRs will not develop or be sustained in the future. Veoneer SDRs traded in Stockholm are not equivalent to a Swedish security being traded on Nasdaq Stockholm. Specifically, Veoneer SDRs represent shares of a U.S. company and are not themselves shares of stock. The lack of an active trading market may make it more difficult for you to sell your Veoneer SDRs and could lead to the price of Veoneer SDRs being depressed or more volatile.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein and therein, contain statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this prospectus other than statements of historical fact, including without limitation, statements regarding the proposed offering of convertible notes pursuant to this prospectus or other proposed or possible capital raising transactions, management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: the cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties identified in Item 1A -“Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019.

For any forward-looking statements contained in this prospectus or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference in this prospectus contain statistics, data, statements, and other information and estimates relating to markets, market sizes (including our total addressable market, or TAM, market shares, market positions and other industry data and forecasts pertaining to Veoneer’s business and the industries and markets in which it operates. Unless otherwise indicated, such information reflects Veoneer’s estimates based on analysis of multiple sources, including publicly available information, data compiled by professional organizations in the industry, reports from government agencies and reports by market research firms consultants and analysts and information otherwise obtained from other third party sources, including the IHS Light Vehicle Production Database, as well as Veoneer’s internal data and its own knowledge of and experience in the industry and market sectors in which we compete.

Although Veoneer believes its estimates to be reasonable, these estimates have not been verified by any independent sources, and Veoneer cannot assure prospective investors as to the accuracy or completeness of the data, or that a third party using different methods to assemble, analyze or compute market data would obtain the same results. This information involves a number of assumptions and you are cautioned not to give undue weight to these estimates. In addition, the industry in which Veoneer operates is subject to a high degree of uncertainty and risk as behavior, preferences and trends in the marketplace tend to change. Veoneer does not intend, and does not assume any obligations to update industry or market data set forth in this prospectus.

Industry publications or reports generally state that the information they contain has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. Veoneer has not independently verified and cannot give any assurances as to the accuracy of market data contained in this prospectus that was extracted from these industry publications or reports and reproduced herein. Market data and statistics are inherently predictive and subject to uncertainty and not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market.

As a result, prospective investors should be aware that statistics, data, statements and other information relating to markets, market sizes, market shares, market positions and other industry data in this prospectus and projections, assumptions and estimates based on such information may not be reliable indicators of Veoneer’s future performance and the future performance of the industry in which it operates. Such indicators are necessarily subject to a high degree of uncertainty and risk due to the limitations described above and to a variety of other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus and in our 2018 Form 10-K and our Quarterly Report on Form 10-Q for the period ended March 31, 2019, as well as the consolidated financial statements and related notes incorporated by reference into this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the notes in this offering will be approximately $174.2 million (or approximately $200.4 million if the underwriters exercise in full their over-allotment option to purchase additional notes), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Concurrently with this offering of the notes, we are offering 24,000,000 shares of our common stock (or 27,600,000 shares of common stock if the underwriters in that offering exercise in full their over-allotment option to purchase additional shares) in an underwritten offering pursuant to a separate prospectus. The net proceeds of the concurrent common stock offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $403.9 million (or approximately $464.7 million if the underwriters in the concurrent common stock offering exercise in full their over-allotment option to purchase additional shares). If the concurrent common stock offering does not close, we will not receive the net proceeds described in the foregoing sentence.

This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent common stock offering.

We intend to use the net proceeds from this offering and the concurrent common stock offering for working capital and other general corporate purposes. Such purposes may include additional investments in technology or research and development or for the acquisition of or investment in businesses or joint ventures that complement our business. However, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes.

We will have broad discretion in using these proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds. Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, money market accounts, certificates of deposit, or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any cash dividends on our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of March 31, 2019 on:

•	an actual basis;

•

an as adjusted basis to give effect to the completion of this offering of notes (assuming the underwriters’ over-allotment option is not exercised) after deducting the estimated underwriting discount and estimated offering expenses, and assuming that such net proceeds are held as cash, cash equivalents and short-term investments; and

•

an as further adjusted basis to give effect to the adjustments set forth above and the sale of common stock in the concurrent common stock offering (assuming the underwriters’ over-allotment option to purchase additional shares is not exercised), after deducting the estimated underwriting discount and estimated offering expenses, and assuming that such net proceeds are held as cash, cash equivalents and short-term investments.

You should read the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which are incorporated by reference in this prospectus.

(in millions)	As of March 31, 2019	As Adjusted	As Further Adjusted for the Concurrent Common Stock Offering (3)
Cash, cash equivalents and short-term investments	$715	889	1,293
Other Assets	1,804	1,809	1,809
Total Assets	2,519	2,698	3,102
4.00% Convertible Senior Notes due 2024 (1)	—	180	180
Total Liabilities	751	931	931
Stockholders’ equity (deficit):
Common stock, $1.00 par value; 325,000,000 shares authorized, 87,345,640 shares issued and outstanding, actual; 325,000,000 shares authorized, 111,345,640 shares issued and outstanding, as adjusted and as further adjusted	87	87	111
Additional paid-in capital (2)	1,939	1,939	2,318
Accumulated deficit	(318)	(318)	(318)
Accumulated other comprehensive loss	(30)	(30)	(30)
Non-controlling interest	90	90	90

Total stockholders’ equity and non-controlling interest (2)	$1,768	1,768	2,171

Total capitalization (2)	$2,519	2,699	3,102

(1)

In accordance with ASC 470-20, a convertible debt instrument (such as the notes) that may be wholly or partially settled in cash is required to be separated into liability and equity components, such that non-cash interest expense reflects our non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. See “Risk Factors—Risks Related to the Notes—The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.” The debt component accretes up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes without reflecting the debt discount or fees and expenses that we are required to recognize. Amounts shown in the table above do not reflect application of ASC 470-20.
(2)

Issuance of the notes (giving effect to the application of ASC 470-20 as described in note (1) above) will result in a net increase in additional paid in capital and, therefore, a net increase in total stockholders’ equity and total capitalization. Amounts shown in the table above do not reflect the application of ASC 470-20.

(3)

The closing of this offering is not contingent upon the closing of the concurrent common stock offering and the closing of the concurrent common stock offering is not contingent upon the closing of this offering. We cannot assure you that the concurrent common stock offering will be completed or, if completed, on what terms it will be completed.

The number of shares of our common stock in the table above is based on 87,345,640 shares of our common stock outstanding as of March 31, 2019, and excludes:

•	305,532 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2019, at a weighted-average exercise price of $27.92;

•	648,733 shares of common stock issuable pursuant to restricted stock units, or “RSUs,” as of March 31, 2019; and

•	3,744,528 shares of common stock reserved for future issuance under Veoneer’s 2018 Stock Incentive Plan as of March 31, 2019.

DESCRIPTION OF NOTES

We will issue the notes under an indenture to be dated as of the date of initial issuance of the notes (the “indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Incorporation of certain information by reference.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Veoneer, Inc. and not to its subsidiaries.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of $180,000,000 (or $207,000,000 if the underwriters’ over-allotment option to purchase additional notes is exercised in full);

•	bear cash interest from May 28, 2019 at an annual rate of 4.00% payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2019;

•

be subject to redemption at our option, in whole or in part, on or after June 1, 2022 if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date as described under “—Optional Redemption;”

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on June 1, 2024, unless earlier converted, redeemed or repurchased;

•	be issued in minimum denominations of $1,000 and integral multiples of $1,000; and

•

initially be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form (see “Book-entry, Settlement and Clearance”).

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of 44.8179 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $22.3125 per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repaying, prepaying or repurchasing our other securities or indebtedness. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. The notes will not be guaranteed by any of our subsidiaries.

We may, without the consent of, or notice to, the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date, the issue price, interest accrued prior to the issue date of such additional notes and, if applicable, restrictions on transfer in respect of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have one or more separate CUSIP numbers.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this prospectus to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus to refer to our common stock, par value $1.00 per share. References in this prospectus to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and Cancellation

We will cause all notes surrendered for payment at maturity, repurchase upon a fundamental change, redemption, registration of transfer or exchange or conversion, if surrendered to us or any of our agents or subsidiaries, to be delivered to the trustee for cancellation and they will no longer be considered “outstanding” under the indenture upon their payment at maturity, repurchase upon a fundamental change, redemption, registration of transfer or exchange or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee in accordance with its customary procedures. Except for notes surrendered for transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a privately negotiated transaction or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without the consent of or notice to the holders of the notes. We may, at our option and to the extent permitted by applicable law, reissue, resell or surrender to the trustee for cancellation any notes that we may repurchase, in the case of a reissuance or resale, so long as such notes do not constitute restricted securities upon such reissuance or resale. Any notes that we may repurchase will be considered outstanding for all purposes under the indenture (other than, at any time when such notes are held by us, any of our subsidiaries or affiliates or any subsidiary of any of our affiliates, for the purpose of determining whether holders of the requisite aggregate principal amount of notes have concurred in any direction, consent, waiver or other action under the indenture) unless and until such time we surrender them to the trustee for cancellation and, upon receipt of a written order from us, the trustee will cancel all notes so surrendered.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay, or cause the paying agent to pay, the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee by wire transfer in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay, or cause the paying agent to pay, the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in St. Paul, Minnesota as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States if such holder has provided us, the trustee or the paying agent (if other than the trustee) with the requisite information necessary to make such wire transfer, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or surrendered for conversion or required repurchase. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the applicable procedures of DTC. See “Book-entry, Settlement and Clearance.”

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 4.00% per year until maturity. Interest on the notes will accrue from May 28, 2019 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year (each, an “interest payment date”), beginning on December 1, 2019.

Interest will be paid to the person in whose name a note is registered at the close of business on May 15 or November 15 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date, any redemption date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on such scheduled payment date, and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). We advise you that in the event of our bankruptcy, liquidation, reorganization or other winding up there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2019, we and our subsidiaries had $46 million of finance leasing secured by the underlying assets and $1 million of indebtedness for borrowed money, which is not secured. After giving effect to the issuance of the notes (assuming no exercise of the underwriters over-allotment option to purchase additional notes) and the use of proceeds therefrom, our total consolidated indebtedness would have been $181 million.

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. Prior to June 1, 2022, the notes will not be redeemable. On or after June 1, 2022, we may redeem for cash all or part of the notes, at our option, if the last reported sale price of our common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide notice of redemption. In the case of any optional redemption, we will provide not less than 45 nor more than 60 scheduled trading days’ notice before the redemption date to the trustee, the paying agent (if other than the trustee) and each holder of notes, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day.

With respect to any notes that are converted after we deliver a notice of redemption as described under “—Conversion Rights—Conversion upon Notice of Redemption,” we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares as described under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption.”

If we decide to redeem fewer than all of the outstanding notes and the notes to be redeemed are global notes, the notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If we decide to redeem fewer than all of the outstanding notes and the notes to be redeemed are not global notes then held by DTC, the trustee will select the notes to be redeemed (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis.

If the trustee selects a portion of your notes for partial redemption and you convert a portion of the same notes, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange for other notes any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

General

Prior to the close of business on the business day immediately preceding March 1, 2024, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Specified Corporate Events” and “—Conversion upon Notice of Redemption.” On or after March 1, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate for the notes will initially be 44.8179 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $22.3125 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount. If we call notes for redemption, a holder of notes may convert all or any portion of its notes on account of our delivery of a notice of redemption only until the close of business on the scheduled trading day immediately preceding the redemption date unless we fail to pay the redemption price (in which case a holder of notes may convert such notes until the redemption price has been paid or duly provided for).

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date in cash regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding March 1, 2024, a holder may surrender all or any portion of its notes for conversion at any time during any fiscal quarter commencing after the fiscal quarter ending on June 30, 2019 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day.

The “last reported sale price” of our common stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock (or such other security) is traded. If our common stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock (or such other security) is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after hours trading or any other trading outside of regular trading session hours.

Except for purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on the New York Stock Exchange or, if our common stock (or such other security) is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding March 1, 2024, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If, on any date, the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes on such date will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes on any date will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.

The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of at least $5,000,000 aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing. Any such determination will be conclusive absent manifest error. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee) in writing and thereafter neither we nor the bid solicitation agent (if other than us) shall be required to solicit bids again unless a new holder request is made as provided above.

We will initially act as the bid solicitation agent.

Conversion upon Notice of Redemption

If we call any or all of the notes for redemption prior to the close of business on the business day immediately preceding March 1, 2024, holders may convert all or any portion of their notes at any time prior to the close of business on the scheduled trading day prior to the redemption date, even if the notes are not otherwise convertible at such time. After that time, the right to convert such notes on account of our delivery of the notice of redemption will expire, unless we default in the payment of the redemption price, in which case a holder of notes may convert all or any portion of its notes until the redemption price has been paid or duly provided for.

Conversion upon Specified Corporate Events

Certain Distributions

If, prior to the close of business on the business day immediately preceding March 1, 2024, we elect to:

•

distribute to all or substantially all holders of our common stock any rights, options or warrants (other than in connection with a stockholder rights plan prior to separation of such rights from our common stock) entitling them, for a period of not more than 60 calendar days after the announcement date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution; or

•

distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities (other than in connection with a stockholder rights plan prior to separation of such rights from our common stock), which distribution has a per share value, as reasonably determined by us in good faith, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 45 scheduled trading days prior to the ex-dividend date for such distribution (or, if later in the case of any such separation of rights issued pursuant to a stockholder rights plan, as soon as reasonably practicable after we become aware that such separation or triggering event has occurred or will occur). Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such distribution and our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time.

Holders of the notes may not exercise this conversion right if they participate, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described above without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder.

Certain Corporate Events

If (i) a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”) occurs prior to the close of business on the business day immediately preceding March 1, 2024, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or (ii) if we are a party to a share exchange event (as defined under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”) (other than a share exchange event that is solely for the purpose of changing our jurisdiction of organization that (x) does not constitute a fundamental change or a make-whole fundamental change and (y) results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity and such common stock becomes reference property for the notes) that occurs prior to the close of business on the business day immediately preceding March 1, 2024 (each such fundamental change, make-whole fundamental change or share exchange event, a “corporate event”), all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the effective date for such corporate event until the earlier of (x) 35 trading days after the effective date of such corporate event (or, if we give notice after the effective date of such corporate event, until 35 trading days after the date we give notice) or, if such corporate event also constitutes a fundamental change, until the close of business on the business day immediately preceding the related fundamental change repurchase date and (y) the close of business on the second scheduled trading day immediately preceding the maturity date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing as promptly as practicable following the effective date of such corporate event, but in no event later than one business day after the effective date of such corporate event.

Conversions on or after March 1, 2024

On or after March 1, 2024, a holder may convert all or any portion of its notes at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs after our issuance of a notice of redemption with respect to the notes and prior to the related redemption date will be settled using the same settlement method, and all conversions for which the relevant conversion date occurs on or after March 1, 2024, will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs after our issuance of a notice of redemption but prior to the related redemption date, and any conversions for which the relevant conversion date occurs on or after March 1, 2024, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, prior to March 1, 2024, we may choose for notes converted on one conversion date to settle conversions using one settlement method (for example, physical settlement), and choose for notes converted on another conversion date to use a different settlement method (for example, cash settlement or combination settlement).

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs (i) after the date of issuance of a notice of redemption as described under “—Optional Redemption” and prior to the related redemption date, in such notice of redemption or (ii) on or after March 1, 2024, no later than the close of business on the scheduled trading day immediately preceding March 1, 2024). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement with respect to any conversion on such conversion date or during such period, and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes to be converted, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

By notice to holders of the notes, we may, prior to March 1, 2024, at our option, irrevocably elect to satisfy our conversion obligation with respect to the notes through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000 for all conversion dates occurring subsequent to delivery of such notice.

Settlement amounts will be computed as follows:

•

if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the related observation period.

If more than one note is surrendered for conversion at any one time by the same holder, the conversion obligation with respect to such notes shall be computed on the basis of the aggregate principal amount of the notes surrendered.

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (or deemed specified as set forth above) (the “specified dollar amount”), if any, divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, one- fortieth (1/40th) of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “VNE <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•

subject to the immediately succeeding bullet, if the relevant conversion date occurs prior to March 1, 2024, the 40 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;

•

if the relevant conversion date occurs on or after the date of our issuance of a notice of redemption with respect to the notes as described under “—Optional Redemption” and prior to the relevant redemption date, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding such redemption date; and

•

subject to the immediately preceding bullet, if the relevant conversion date occurs on or after March 1, 2024, the 40 consecutive trading days beginning on, and including, the 41st scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date, if we elect physical settlement (provided that, with respect to any conversion date following the regular record date immediately preceding the maturity date where physical settlement applies to the related conversion, we will settle any such conversion on the maturity date), or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily \VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily \VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, that the person in whose name any shares of our common stock shall be issuable upon such conversion will be treated as the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to deliver, on or prior to the trading day immediately following the conversion date, such notes to one or more financial institutions designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution(s) must agree to timely pay or deliver, as the case may be, in exchange for such notes, cash, shares of our common stock, or a combination of cash and shares of our common stock, at our election, that would otherwise be due upon conversion as described above under “—Conversion Rights—Settlement upon Conversion” or such other amount agreed to by the holder and the designated financial institution(s) (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the trading day following the relevant conversion date, notify in writing the trustee, the conversion agent (if other than the trustee) and the holder surrendering its notes for conversion that we have made the exchange election, and we will notify the designated financial institution(s) of the relevant deadline for delivery of the consideration due upon conversion and the type of conversion consideration to be paid and/or delivered, as the case may be.

Any notes delivered to the designated financial institution(s) will remain outstanding, subject to applicable DTC procedures. If the financial institution(s) agree(s) to accept any notes for exchange but does not timely pay and/or deliver, as the case may be, the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will pay and/or deliver, as the case may be, the relevant conversion consideration, as, and at the time, required pursuant to the indenture as if we had not made the exchange election.

Our designation of any financial institution(s) to which the notes may be submitted for exchange does not require such financial institution(s) to accept any notes.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)

If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date (before giving effect to any such dividend, distribution, split or combination); and

OS1	=	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)

If we distribute to all or substantially all holders of our common stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 60 calendar days after the announcement date of such distribution, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0	=	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;

X	=	the total number of shares of our common stock distributable pursuant to such rights, options or warrants; and

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such distribution had not occurred.

For the purpose of this clause (2), and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders of our common stock to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us in good faith.

(3)

If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuances (including share splits) as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	except as otherwise described below, rights issued pursuant to any stockholder rights plan of ours then in effect;

•	distributions of reference property issued in exchange for, or upon conversion of, our common stock as described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock”;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	SP0
SP0 – FMV

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=	the fair market value (as determined by us in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. In the case of any distribution of rights, options or warrants, to the extent such rights, options or warrants expire unexercised, the conversion rate shall be immediately readjusted to the conversion rate that would then be in effect had such unexercised rights, options or warrants not been distributed. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	×	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, such trading day in determining the conversion rate as of such trading day of such observation period. If any dividend or distribution that constitutes a spin-off is declared but not so paid or made, the conversion rate shall be immediately decreased, effective as of the date our board of directors or a committee thereof determines not to pay or make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or announced.

(4)	If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0
SP0 – C

where,

CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to all or substantially all holders of our common stock. Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes it holds, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)

If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock that is subject to the then applicable tender offer rules under the Exchange Act (other than any odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0	×	AC + (SP1 × OS1)
OS0 × SP1

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1	=	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by us in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding such expiration date of such tender or exchange offer to, and including, such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding such expiration date of such tender or exchange offer to, and including, such trading day in determining the conversion rate as of such trading day of such observation period.

If we are or one of our subsidiaries is obligated to purchase shares of our common stock pursuant to any such tender or exchange offer described in clause (5) but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate will be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been made.

Notwithstanding the foregoing, if we have elected physical settlement in respect of a conversion and a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

If:

•

we elect (or are deemed to elect) combination settlement and shares of common stock are deliverable to settle the daily settlement amount for a given trading day within the observation period applicable to notes that you are converting;

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the applicable conversion rate on the trading day in question; and

•

the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise);

then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of our common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to applicable exchange listing rules, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if we determine that such increase would be in our best interest.

Subject to applicable exchange listing rules, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Consequences.”

If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. We do not currently have a rights plan in effect.

We will not take any action that would cause the conversion price applicable to the notes to fall below the par value of our common stock.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•	upon the issuance of shares of our common stock at a price below the conversion price or otherwise, other than any such issuance described in clause (1), (2) or (3) above;

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan or program (including pursuant to any evergreen plan) of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a third-party tender offer by any party other than a tender offer by one or more of our subsidiaries as described in clause (5) above;

•

upon the repurchase of any shares of our common stock pursuant to an open market share purchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described under clause (5) above;

•	solely for a change in the par value (or lack of par value) of our common stock; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

If an adjustment to the conversion rate otherwise required by the provisions described above would result in a change of less than 1% to the conversion rate, then, notwithstanding the foregoing, we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; (ii) on the conversion date for any notes (in the case of physical settlement); (iii) on each trading day of any observation period related to any conversion of notes (in the case of cash settlement or combination settlement); and (iv) on the effective date of any fundamental change and/or make-whole fundamental change, in each case, unless the adjustment has already been made.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

•	any recapitalization, reclassification or change of our common stock (other than a change in par value, or from par value to no par value, or changes resulting from a subdivision or combination),

•	any consolidation, merger, combination or similar transaction involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “share exchange event”), then, at and after the effective time of the share exchange event, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive (the “reference property”) upon such share exchange event. However, at and after the effective time of the share exchange event, (i) we or the successor or acquiring company, as the case may be, will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such share exchange event and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such share exchange event. If the share exchange event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. If the holders of our common stock receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”) multiplied by the price paid per share of common stock in such share exchange event and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the second business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing of the weighted average as soon as practicable after such determination is made.

If the reference property in respect of any such share exchange event includes, in whole or in part, shares of common equity or American depositary receipts (or other interests) in respect thereof, the supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate

Adjustments” above with respect to the portion of the reference property consisting of such common equity or American depositary receipts (or other interests) in respect thereof. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets (other than cash and/or cash equivalents) of a company other than us or the successor or purchasing corporation, as the case may be, in such share exchange event, such other company, if an affiliate of us or the successor or purchasing corporation, will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as we in good faith reasonably consider necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such share exchange event unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including, without limitation, an observation period and the period, if any, for determining the “stock price” for purposes of a make-whole fundamental change or a notice of redemption), we will, in good faith, make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption

If (i) (a) the “effective date” (as defined below) of a “fundamental change” (as defined below, determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof) (a “make-whole fundamental change”) occurs prior to the maturity date of the notes or (b) we deliver a notice of redemption as provided under “—Optional Redemption” and (ii) a holder elects to convert its notes in connection with such make-whole fundamental change or notice of redemption, as the case may be, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change or notice of redemption if (x) in the case of a make-whole fundamental change, the relevant conversion date occurs during the period from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”) or (y) in the case of a notice of redemption, the relevant conversion date occurs during the period from, and including, the date we give the notice of redemption to, and including, the scheduled trading day immediately preceding the redemption date.

Upon surrender of notes for conversion in connection with a make-whole fundamental change or a notice of redemption, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the second business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective, or the date we deliver the notice of redemption, as the case may be (in each case, the “effective date”), and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change or determined with respect to the notice of redemption, as the case may be. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five consecutive trading day period ending on, and including, the trading day immediately preceding the effective date. If a conversion in connection with a notice of redemption would also be deemed to be in connection with a make-whole fundamental change, a holder of the notes to be converted will be entitled to a single increase to the conversion rate with respect to the first to occur of the effective date of the notice of redemption or the make-whole fundamental change, as applicable, and the later event will be deemed not to have occurred for purposes of this section.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$17.50	$18.00	$20.00	$22.31	$25.00	$29.01	$35.00	$40.00	$50.00	$60.00	$75.00
May 28, 2019	12.3249	11.6522	9.3925	7.4344	5.7616	4.0393	2.4637	1.6560	0.7360	0.2853	0.0149
June 1, 2020	12.3249	11.6522	9.2345	7.1650	5.4352	3.7049	2.1831	1.4323	0.6074	0.2190	0.0052
June 1, 2021	12.3249	11.4928	8.8505	6.6564	4.8804	3.1803	1.7754	1.1230	0.4434	0.1402	0.0000
June 1, 2022	12.3249	11.1678	8.2145	5.8501	4.0344	2.4271	1.2411	0.7468	0.2696	0.0673	0.0000
June 1, 2023	12.3249	10.6600	7.1325	4.4800	2.6640	1.3344	0.5891	0.3395	0.1134	0.0183	0.0000
June 1, 2024	12.3249	10.6600	5.1820	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the stock price is greater than $75.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the stock price is less than $17.50 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 57.1428 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or a notice of redemption could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

•

except in connection with transactions described in clause (2) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our direct or indirect wholly owned subsidiaries and our and their employee benefit plans, has become and files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act; provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;

•

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one or more of our direct or indirect wholly owned subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

•	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

•

our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors).

A transaction or transactions described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

If any transaction in which our common stock is replaced by the common stock or other common equity of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate as a result of the fundamental change (or related make-whole fundamental change);

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish the information on our website or through such other public medium as we may use at that time.

Notwithstanding the foregoing, we will not be required to repurchase, or to make an offer to repurchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.

To exercise the fundamental change repurchase right, holders of certificated notes must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, to exercise the fundamental change repurchase right, holders must surrender their notes in accordance with applicable DTC procedures.

Holders of certificated notes may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes, which must be $1,000 or an integral multiple thereof;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 or an integral multiple thereof.

If the notes are not in certificated form, holders may withdraw their notes subject to repurchase in accordance with applicable DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply in all material respects with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

To the extent that the provisions of any securities laws or regulations enacted or adopted after the date on which the notes are first issued conflict with the provisions of the indenture relating to our obligations to purchase the notes upon a fundamental change, we will comply with such securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of the consolidated assets of us and our subsidiaries. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of the consolidated assets of us and our subsidiaries may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes in cash or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of us and our subsidiaries, taken as a whole, to, another person (other than any such sale, conveyance, transfer or lease to one or more of our direct or indirect wholly owned subsidiaries), unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for three business days;

(4)

our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” notice of a make-whole fundamental change as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption” or notice of a specified corporate transaction as described under “—Conversion Rights—Conversion upon Specified Corporate Events,” in each case when due and such failure continues for one business day;

(5)	our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;

(6)

our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7)

our failure or the failure of any of our significant subsidiaries to pay final judgments aggregating in excess of $10,000,000 (or its foreign currency equivalent) (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed, for a period of 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced or (ii) the date on which all rights to appeal have been extinguished;

(8)

default by us or any of our significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding in accordance with the indenture; or

(9)	certain events of bankruptcy, insolvency, liquidation, or reorganization of us or any of our significant subsidiaries, as defined below.

A “significant subsidiary,” for purposes of clauses (7), (8) and (9) above, is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC; provided that, in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $15,000,000.

If an event of default (other than an event of default described in clause (9) above with respect to us) occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, described in clause (9) above with respect to us, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default under the indenture relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will (x) for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during such 180-day period on which such event of default is continuing and (y) for the period from, and including, the 181st day after the occurrence of such an event of default to, and including, the 270th day after the occurrence of such event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes outstanding from the 181st day to, and including, the 270th day following the occurrence of such event of default, as long as such event of default is continuing. In no event will the additional interest described in this paragraph accrue at a rate in excess of 0.25% per annum during the initial 180-day period or 0.5% per annum during the subsequent 90-day period pursuant to the indenture, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 271st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 271st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 270 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the two immediately preceding paragraphs, we must notify all holders of notes, the trustee and the paying agent in writing of such election prior to the beginning of such 270-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to any continuing defaults relating to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the redemption price and the fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of;

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have provided to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have provided the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and such security or indemnity; and

(5)

the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care of a prudent person. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee shall receive indemnification satisfactory to the trustee against any loss, liability or expense caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and the trustee has actual knowledge and notice of such default, the trustee must deliver to each holder notice of the default within 90 days after it has actual knowledge and notice of such default. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any event of default under the indenture that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after obtaining knowledge of the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof; provided that we are not required to deliver such notice if such default has been cured.

Payments of the redemption price, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment or supplement may, among other things:

(1)	reduce the principal amount of notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or extend the stated maturity of any note;

(4)	except as required by the indenture, make any change that adversely affects the conversion rights of any notes;

(5)

reduce the redemption price or the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in money, or at a place of payment, other than that stated in the note;

(7)	change the ranking of the notes; or

(8)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder;

(7)

in connection with any transaction described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(8)

conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus, as supplemented by the related pricing term sheet and as evidenced in an officer’s certificate;

(9)	comply with the rules of any applicable securities depositary, including DTC, so long as such amendment does not adversely affect the rights of any holder;

(10)	appoint a successor trustee with respect to the notes;

(11)	increase the conversion rate as provided in the indenture;

(12)

provide for the acceptance of appointment by a successor trustee, security registrar, paying agent, bid solicitation agent or conversion agent to facilitate the administration of the trusts under the indenture by more than one trustee;

(13)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(14)	irrevocably elect a settlement method or a specified dollar amount, or eliminate our right to elect a settlement method.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture and the notes by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor rule)) and shall otherwise comply with §314(a) of the Trust Indenture Act. Documents filed by us with the SEC via the EDGAR system (or any successor system) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR (or any successor thereto), it being understood that the trustee shall not be responsible for determining whether such filings have been made. Delivery of reports, information and documents to the trustee under the indenture is for informational purposes only and the information and the trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein, or determinable from information contained therein including our compliance with any of our covenants thereunder (as to which the trustee is entitled to rely exclusively on an officer’s certificate).

Trustee

U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Neither we nor the trustee, paying agent or conversion agent has any responsibility or liability for any act or omission of DTC.

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•

an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests, in compliance with applicable DTC procedures, that its notes be issued in physical, certificated form.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, which have been filed as exhibits to our periodic reports filed with the SEC, and to the provisions of applicable Delaware law.

Our authorized capital stock consists of 325,000,000 shares of common stock, par value $1.00 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form. As of May 15, 2019 87,372,130 shares of our common stock were issued and outstanding.

Common Stock

Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. The holders of our common stock will not have cumulative voting rights in the election of directors. In addition, the holders of shares of our common stock will be entitled to participate in dividends ratably on a per share basis when our board of directors declares dividends on our common stock out of legally available funds. Any time limit after which entitlement to dividend lapses, and the person in whose favor any such lapse operates, will be determined based on the law applicable to the holder of such securities. There are no restrictions on the right to dividends for stockholders domiciled outside the U.S., subject to the withholding tax, if any, levied in the U.S. In the event of our liquidation, dissolution or winding up, voluntarily or involuntarily, holders of our common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of our creditors and of all liabilities. All shares of our common stock are fully paid and non-assessable. No shares of our common stock will have any preemptive, redemption or conversion rights, or the benefits of any sinking fund. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock which we may authorize and issue in the future. The Bylaws and Certificate of Incorporation, which govern the rights of our stockholders, may be amended in accordance with the procedures set forth therein and in accordance with the DGCL. Amendments to certain provisions require a supermajority vote of stockholders. The common stock is not subject to a mandatory offering, redemption rights or sell-out obligation. No public takeover offer has been made for the common stock during the current or preceding financial year. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Under the Certificate of Incorporation, our board of directors is authorized to issue, without further stockholder approval, up to 25,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. For each series of preferred stock, our board of directors may determine whether such preferred stock will have voting powers. Our board of directors may also determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock we issue, including conversion rights, redemption rights and liquidation privileges. Our board of directors will determine these terms by resolution adopted before we issue any shares of a series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable. As of the date of this prospectus, we have not designated or issued any series of preferred stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

The Delaware General Corporation Law

We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions, a publicly held Delaware corporation may not engage in any “business combination” with any “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its Certificate of Incorporation not to be governed by Section 203 (which we have not done);

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to business combinations proposed by an interested stockholder following the announcement or notification of extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

The term “business combination” is defined generally to include mergers or consolidations resulting in a financial benefit to the interested stockholder. The term “interested stockholder” is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, who, together with affiliates and associates, owns (or owned within three years prior to the determination of interested stockholder status) 15% or more of the outstanding voting stock of the corporation.

Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with supermajority voting, special approval, dividend or other rights or preferences that could impede the success of any attempt to acquire us or to otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Classified Board of Directors

The Certificate of Incorporation provides that our board of directors will be divided into three classes. Each class shall consist of as close to one-third of the entire board of directors as possible. Each director shall be elected to serve a term of three years, with each director’s term to expire at the annual meeting held three years after the director’s election.

If a director nominee in an uncontested election fails to receive the approval of a majority of the votes cast on his or her election by the stockholders, the nominee shall promptly offer his or her resignation to the board of directors for consideration in accordance with the procedure set forth in our Corporate Governance Guidelines.

Removal of Directors; Vacancies

The Certificate of Incorporation provides that any director may be removed only for cause and only by the affirmative vote of at least 75% of the voting power of all the then-outstanding shares of voting stock, voting together as a single class. In addition, the Certificate of Incorporation and Bylaws also provide that any vacancies or newly created seats on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum, and not stockholders.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

The Certificate of Incorporation and Bylaws prohibit stockholder action by written consent. They also provide that special meetings of our stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of our board of directors.

Advance Notice Requirements for Director Nominations and Stockholder Proposals

The Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary in order for the matter to be properly brought before a meeting. The stockholder will also have to provide certain information and representations as specified in our Bylaws about the stockholder, its affiliates and any proposed business or nominee. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or to make nominations for directors at an annual meeting of stockholders.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s Certificate of Incorporation or Bylaws, unless the Certificate of Incorporation requires a greater percentage. The Certificate of Incorporation provides that the following provisions may be amended only by a vote of at least 80% of the voting power of all of the outstanding shares of our stock entitled to vote:

•	The removal of directors;

•	Filling vacant seats on the board of directors;

•	The prohibition on stockholder action by written consent;

•	The exclusive forum;

•	The ability to call a special meeting of stockholders being vested solely in our board of directors;

•	The ability of the board of directors to make, alter, amend or repeal our Bylaws, and

•	The amendment provisions requiring that the above provisions be amended only with an 80% supermajority vote.

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as our common stock is listed on the NYSE,

require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of our common stock. Such approval is not required, however, for any public offering for cash; any bona fide private financing, if the financing involves a sale of common stock, for cash, at a price at least as great as each of the book and market value of our common stock; and securities convertible into or exercisable for common stock, for cash, if the conversion or exercise price is at least as great as each of the book and market value of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock or preferred stock at prices higher than prevailing market prices.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. The Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our stockholders, directors, officers, or other employees to us or to our stockholders, any action asserting a claim arising pursuant to the DGCL, or any action asserting a claim governed by the internal affairs doctrine. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents.

SWEDISH DEPOSITORY RECEIPTS

In connection with any offering of our common stock (including the concurrent common stock offering), at the request of the underwriters or relevant non-U.S. person purchasers, we may deposit all or a portion of such shares with Skandinaviska Enskilda Banken AB (publ), or the Custodian, pursuant to a Custodian Agreement between us and the Custodian. The Custodian will then deliver Swedish Depository Receipts, or the SDRs, representing the shares of our common stock, to the relevant non-U.S. person purchasers of our common stock that have requested receipt of SDRs. The number of SDRs that may be delivered to investors in connection with the common stock offering will be limited due to legal restrictions on how many SDRs may be listed on Nasdaq Stockholm prior to registering a prospectus with the Swedish Financial Supervisory Authority (Sw.Finansinspektionen) (SFSA). Because of such legal restrictions, a suspension of issuances of Veoneer SDRs went into effect on May 20, 2019. The Company intends to submit and register a prospectus with the SFSA. Once the prospectus is published, the suspension will be lifted, at which time common stock will again be capable of being deposited with the Custodian (if holders thereof so choose) and issuances of SDRs will resume without limitations. The Company will cover the deposit fee charged by the Custodian for deposits of SDRs for the 30 day period following the publication of the Swedish prospectus, although not other expenses or fees charged by brokers or other institutions in connection with the deposit. The Company expects the prospectus to be published by mid to late June 2019 but there are no guarantees that this will occur on this timeframe. Any such SDRs will be issued and governed in accordance with the Custodian Agreement and the General Terms and Conditions for Swedish Depository Receipts in Veoneer, Inc., or the General Terms and Conditions.

Veoneer SDRs are listed on Nasdaq Stockholm. Each Veoneer SDR represents an ownership interest in one share of Veoneer common stock. The Custodian’s business will be conducted in accordance with the Swedish Companies Act (2005:551), the Swedish Banking and Financing Business Act (2004:297) and the Swedish Securities Market Act (2007:528). The Custodian (registration number 502032-9081) is a Swedish public limited liability company registered with the Swedish Companies Registration Office on December 29, 1971. The Custodian’s registered office is located at Kungsträdgårdsgatan 8, SE-106 40 Stockholm, Sweden.

All shares of Veoneer common stock held by the Custodian will be held on behalf of holders of Veoneer SDRs by a bank designated by the Custodian that conducts business in the U.S. (the “U.S. Sub-Custodian”). Veoneer SDRs will be issued and registered in the form of SDRs in the book-entry system (the “SDR Register”) administered by Euroclear Sweden AB (“Euroclear Sweden”). No certificates representing Veoneer SDRs will be issued. Veoneer SDRs will be denominated in Swedish krona (SEK), and will be freely transferable. A Veoneer SDR holder may hold the SDRs either directly in a VPC account or indirectly through the Veoneer SDR holder’s broker or other financial institution as nominee. If Veoneer SDRs are held by a holder directly, then such Veoneer SDR holder, by having an SDR registered in such holder’s own name in a VPC account with Euroclear Sweden, individually has the rights of a Veoneer SDR holder. If a Veoneer SDR holder holds the SDRs in a custody account with such holder’s broker or financial institution nominee, such holder must rely on the procedures of such broker or financial institution to assert the rights of a Veoneer SDR holder described in this section. A Veoneer SDR holder should consult with such holder’s broker or financial institution to find out what those procedures are.

A Veoneer SDR holder will not have equivalent rights as our holders of common stock, whose rights are governed by U.S. federal law and the Delaware General Corporation Law. Because the Custodian will be the stockholder of record for the shares of our common stock represented by all outstanding Veoneer SDRs, stockholder rights will rest with such record holder. A Veoneer SDR holder’s rights will derive from the General Terms and Conditions. The Company will establish arrangements such that Veoneer SDR holders shall have the opportunity to exercise certain rights with respect to the Company as would be exercisable by such holders if they had owned shares directly and not SDRs.

The obligations of the Custodian and the Company towards Veoneer SDR holders are set out in the General Terms and Conditions. The General Terms and Conditions and the Veoneer SDRs are governed by Swedish law.

The following is a summary of the material terms of the General Terms and Conditions. Because it is a summary, it does not contain all of the information that may be important to you. For more complete information, you should read the entire General Terms and Conditions which contains the terms of the Veoneer SDRs, which has been filed as an exhibit to our periodic reports filed with the SEC.

Record and Payment Date

The Custodian will, in consultation with us, fix a record date for the determination of Veoneer SDR holders entitled to dividends in cash, shares, rights, or any other property or the proceeds thereof (if the property is sold by the Custodian in accordance with the General Terms and Conditions), receive applicable information to attend and vote at a stockholders’ meeting or certain other rights that may be exercised by our stockholders. The Custodian will also, in consultation with us, fix the date for payment of any dividend to Veoneer SDR holders, if any dividends are paid, which we refer to as the payment date.

SDR Register

The shares of our common stock to be deposited with the Custodian will be represented by book-entry registration in the form of SDRs in the system administered by Euroclear Sweden AB, Box 191, SE 101 23 Stockholm (“Euroclear Sweden”), in accordance with the Swedish Central Securities Depositories and Financial Instruments Accounts Act (1998:1479) on the VPC accounts designated by Veoneer SDR holders, which we refer to as the SDR Register. No certificates will be issued for Veoneer SDRs. The ISIN code is SE0011115963 for our SDRs and US92336X1090 for our common stock. The CUSIP for our common stock is 92336X109. Veoneer SDR holders wishing to trade their underlying shares of common stock on the NYSE will need to cancel their Veoneer SDRs registered in the SDR Register. Veoneer SDR holders should contact their banks or brokers for further information regarding such re-registration into common stock.

Voting Rights

The Custodian will, as soon as possible after receipt of information of any general meeting of our stockholders, cause a Veoneer SDR holder registered in the SDR Register on the record date, to be furnished with information regarding such general meeting of stockholders. The information shall include the following:

•	the time and location of the general meeting of stockholders and the matters intended to be considered by the meeting;

•	reference to instructions available through our website as to the actions that must be taken by each Veoneer SDR holder to be able to exercise his, her or its voting rights at the general meeting; and

•	reference to materials for the general meeting available through our website.

Dividends and Other Distributions

A Veoneer SDR holder will be entitled to participate in dividends ratably on a per SDR basis if and when our board of directors declares dividends on our common stock in the same manner a holder of common stock would be, although a cash dividend will be converted into SEK. The conversion will be made in accordance with the exchange rates applied by the Custodian from time to time and will take place not more than five nor less than three business days prior to the payment date by the Custodian entering into futures contracts with delivery on the payment date. The final conversion rate will be an average of the rates achieved in each such futures contract.

The person registered in the SDR Register on the record date as the Veoneer SDR holder or holder of rights to dividends relating to the Veoneer SDRs shall be considered to be authorized to receive any dividends. Payments of any dividends will be effected in SEK by Euroclear Sweden on the payment date. If the person receiving dividends is not an authorized recipient, then the Company, the Custodian and Euroclear Sweden will be considered to have fulfilled their respective obligations unless, in the case of the Custodian or Euroclear

Sweden, either was aware that the payment of dividends was made to an unauthorized person or in certain cases where the recipient person is underage or has a legal guardian and the right to receive dividends was in the authority of the legal guardian. If Veoneer SDR holders can not be reached and the holder’s entitlement to a dividend, if and when paid by the Company, has lapsed, the person in whose favor any such lapse operates will be determined based on the law applicable to the holder of such securities. There are no restrictions on the right to dividends for holders domiciled outside the U.S. or Sweden.

Euroclear Sweden will pay dividends, if and when declared by the Company, to Veoneer SDR holders or holders of rights to dividends relating to Veoneer SDRs in accordance with the rules and regulations applied by

Euroclear Sweden from time to time. Under the present rules and regulations of Euroclear Sweden, dividends normally are paid to cash accounts linked to the VPC accounts on which the SDRs are registered. The dividend payments, if any, to Veoneer SDR holders will be made without deduction of any costs, charges, or fees from us, the Custodian, the U.S. Sub-Custodian or Euroclear Sweden, except for any withholding tax levied in the U.S. or in Sweden on dividend payments or any other tax to be imposed by tax authorities in the U.S. or Sweden.

If we declare a dividend where we give stockholders an option to elect to receive such dividend in cash or some other form and if, in the opinion of the Custodian, it is not practically possible for Veoneer SDR holders to have any option to choose between dividends in the form of cash or in any other form, the Custodian shall on behalf of Veoneer SDR holders be entitled to decide that any such dividends shall be paid in cash.

Taxation

In connection with any distribution to SDR holders, we, the Custodian, the U.S. Sub-Custodian, and Euroclear Sweden or any of our or their respective agents will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld by us, the Custodian, the U.S. Sub-Custodian, Euroclear Sweden or any of our or their respective agents. In the event we, the Custodian, the U.S. Sub-Custodian or Euroclear Sweden or any of our or their respective agents determines that any distribution in cash, shares, rights or any other property is subject to any tax or governmental charges which it is obligated to withhold, it may use that cash, or sell all or a portion of such property as is necessary and economically and practicably feasible to pay such taxes or governmental charges, and the Custodian shall distribute the net proceeds of any sale or the balance of any such property or cash after deduction of such taxes or governmental charges to Veoneer SDR holders entitled thereto. Veoneer SDR holders will remain liable for any deficiency.

The Custodian will use its best efforts to provide Veoneer SDR holders with such information as it may possess and Veoneer SDR holders may reasonably request to enable such Veoneer SDR holder or its agent to claim any benefit provided under the taxation treaty between the U.S. and Sweden.

Exercise of Rights and Deposit or Sale of Securities Resulting from Dividends, Splits or Plans of Reorganization

The Custodian, as promptly as possible, will accept delivery of shares of Veoneer common stock as a result of bonus issues and the effect of split-ups or combinations of such shares. Registrations in Veoneer SDR holders’ respective VPC accounts reflecting such bonus issue, split-up or combinations will be effected by Euroclear Sweden as soon as practically possible after the record date without any further information being provided to Veoneer SDR holders by the Custodian. The person registered in the SDR Register on the applicable record date as a Veoneer SDR holder or holder of rights relating to bonus issues will be considered to be authorized to receive any shares of our common stock as a result of bonus issues or participate in any split-ups or combinations of Veoneer SDRs. Should the person receiving bonus shares or participating in split-ups or combinations of Veoneer SDRs not be authorized to receive Veoneer SDRs or to participate in such measures, the same principles shall apply as described above under “Dividends and Other Distributions” regarding the right to receive dividends. If Veoneer SDR holders are entitled to receive fractional shares as a result of stock dividends, bonus issues or any other corporate action by us, such fractional shares will be sold by the Custodian and the proceeds of such sale will be distributed to Veoneer SDR holders. The Custodian will not accept deposit of fractional shares or an uneven number of fractional rights.

The Custodian will provide Veoneer SDR holders with information with regard to new issues or issues of debentures or other rights in which Veoneer SDR holders have a right to subscribe for new shares and debentures, as well as other corporate action directed to stockholders by us in accordance with the provision governing delivery of notice as outlined below. When it is not practically or economically feasible to distribute any such rights, the Custodian will have the right to sell such rights on behalf of Veoneer SDR holders and to distribute the proceeds of such sale to Veoneer SDR holders after deduction of any taxes levied in accordance with the General Terms and Conditions.

Restrictions on Deposit and Withdrawal

The Custodian and the U.S. Sub-Custodian may refuse to accept shares of our common stock for deposit under the General Terms and Conditions whenever notified that we have restricted transfer of such shares to comply with any ownership or transfer restrictions under Swedish, U.S. or any other applicable law.

Company Reports and Other Communications

The Custodian will cause reports and other information received by the Custodian from us for distribution to Veoneer SDR holders, to be delivered in accordance with the General Terms and Conditions to all Veoneer SDR holders or others holders being entitled to such information according to the SDR Register. We will cause our annual report to be available through our website. Additionally, we will, upon request from a Veoneer SDR holder, send our annual report to such Veoneer SDR holder.

The Custodian shall arrange for notices or documentation to be distributed to Veoneer SDR holders in accordance with the General Terms and Conditions to be delivered to Veoneer SDR holders and other holders of rights registered in the SDR Register as entitled to receive notification pursuant to the Swedish Central Securities Depositories and Financial Instruments Accounts Act (1998:1479). Such notices or documents will be sent by mail to the address listed in the SDR Register. We and the Custodian may, instead of mailing notices, publish the corresponding information in at least one national Swedish daily newspaper and through our website.

Limitations on Obligation and Liability to SDR Holders

Pursuant to the General Terms and Conditions, we, the Custodian, the U.S. Sub-Custodian and Euroclear Sweden will not be liable for (i) losses due to Swedish or foreign legal decrees or (ii) losses due to Swedish or foreign action by public authorities, acts of war, strikes, blockades, boycotts, lockouts or other similar causes.

The reservations with respect to strikes, blockades, boycotts, and lockouts apply even if we, the Custodian, the U.S. Sub-Custodian or Euroclear Sweden undertake, or are the object of, such actions.

If the Custodian, the U.S. Sub-Custodian, we or Euroclear Sweden are hindered from making payment or taking any other action by the circumstances described above, such action may be deferred until the hindrance has ceased to exist.

We, the Custodian, the U.S. Sub-Custodian and Euroclear Sweden will not be obligated to provide compensation for losses arising in other situations if we, the Custodian, the U.S. Sub-Custodian or Euroclear Sweden have exercised normal prudence, nor shall we, the Custodian, the U.S. Sub-Custodian or Euroclear Sweden be liable for indirect damages. Further, we, the Custodian, the U.S. Sub-Custodian and Euroclear Sweden are not responsible for losses or damages incurred by a Veoneer SDR holder by reason that any dividend, right, delivery of notice or other that our stockholders are entitled to, for technical, legal or other reasons beyond Euroclear Sweden’s control cannot be distributed or transferred to Veoneer SDR holders registered in the SDR Register.

Amendment and Termination of the Custodian Agreement

The Custodian, in consultation with us, is entitled to amend the General Terms and Conditions insofar as such amendments are required by Swedish law, U.S. law or any applicable legislation, court order, orders by public authorities or changes in the rules and regulations of Euroclear Sweden, or if, in the opinion of the Custodian, such action is otherwise appropriate or necessary for practical reasons and Veoneer SDR holders’ rights are in no material respect adversely affected.

The Custodian may terminate deposits made under the General Terms and Conditions by delivery to Veoneer SDR holders of a notice of termination pursuant to the applicable provision in the General Terms and Conditions if: (i) a decision is taken to delist Veoneer SDRs from Nasdaq Stockholm; (ii) a decision is taken by us pursuant to our Certificate of Incorporation or our Bylaws to no longer maintain the Veoneer SDR program under the General Terms and Conditions or (iii) Euroclear Sweden has decided to terminate the service agreement concerning registration of Veoneer SDRs.

For a period of twelve months from the date of the termination notice described above, the General Terms and Conditions will continue to be valid in all respects; provided, however, that Veoneer SDRs, in accordance with an undertaking by us, will be listed on Nasdaq Stockholm for a period of six months from the date of such termination notice, if they have not been previously delisted on the initiative of Nasdaq Stockholm.

For a period of two years after the expiration of twelve months from the date of the termination notice, the Custodian shall continue to hold the shares of our common stock in safe custody but shall discontinue registration of transfers of Veoneer SDRs (by closing the SDR Register), suspend distribution of dividends to the Veoneer SDR holders, refuse to accept deposits of such shares or any other action required under the General Terms and Conditions. In addition, the Custodian shall be entitled to compensation from a Veoneer SDR holder for all fees and costs incurred by the Custodian in connection with the Veoneer SDRs from such date forward.

Three years after the date of the termination notice has been given, the Custodian is entitled to sell the shares of our common stock and deduct any fees and costs incurred in connection with any such sale of the Share. The proceeds of any such sale together with any dividends not paid to the Veoneer SDR holders, after the deduction of fees and costs in accordance with the foregoing, will be held by the Custodian without liability for interest thereon for the Veoneer SDR holders’ account.

CONCURRENT COMMON STOCK OFFERING

Concurrently with this offering of notes, we are offering 24,000,000 shares of our common stock (or 27,600,000 shares of common stock if the underwriters in that offering exercise in full their over-allotment option to purchase additional shares), in an underwritten offering pursuant to a separate prospectus (the “common stock offering”). The closing of this offering of notes is not contingent upon the closing of our concurrent common stock offering and the closing of the common stock offering is not contingent upon the closing of this offering of notes. We cannot assure you that the concurrent common stock offering will be completed or, if completed, on what terms it will be completed.

This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent common stock offering.

See “Use of Proceeds” for additional information regarding the use of proceeds from our concurrent common stock offering.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of notes indicated below:

Name	Principal Amount of Notes
Morgan Stanley & Co. LLC	$99,000,000
Nordea Bank Abp	$40,500,000
Skandinaviska Enskilda Banken AB (publ)	$40,500,000

Total:	$180,000,000

The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the notes subject to acceptance of the notes from the Company. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes offered by this prospectus are subject to several conditions, including the approval of certain legal matters by their counsel. The offering of the notes by the underwriters are subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriters are obligated to take and pay for all the notes offered by this prospectus if any such note are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the principal amount of the notes directly to the public at the offering price included on the cover page of this prospectus and part to certain dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional $27,000,000 aggregate principal amount of notes at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the aggregate principal amount of the additional notes as such underwriter purchased of the original notes, as indicated by the preceding table.

The following table shows the underwriting discount to be received by the underwriters in connection with the sale of the notes, assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Per Note	No Exercise	Full Exercise
Public offering price	$1,000	$180,000,000	$207,000,000
Underwriting discounts and commissions	$27.5	$4,950,000	$5,692,500
Proceeds, before expenses	$972.50	$175,050,000	$201,307,500

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions and the expenses of the common stock offering, are approximately $879,888. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $25,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the aggregate principal amount of notes offered by them.

We and our directors and officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph to do not apply to:

•	the sale of shares to the underwriters; or

•

the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•

transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more securities than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of notes available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, notes or shares of notes or common stock in the open market to stabilize the price of the notes. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the notes or common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. Morgan Stanley & Co. LLC may undertake, on behalf of the underwriters, certain of these activities by or through its agents or affiliates, including Morgan Stanley & Co. International PLC.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a portion of the notes to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Nordea Bank Abp’s ability to engage in U.S. securities dealings is limited under the U.S. Bank Holding Company Act and it may not underwrite, offer or sell securities that are offered or sold in the United States. Nordea Bank Abp will only underwrite, offer and sell the securities that are part of its allotment solely outside the United States.

Skandinaviska Enskilda Banken AB (publ) is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any regulated activities in the United States, it will do so through its registered U.S. broker-dealer affiliate SEB Securities Inc.

Selling Restrictions

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the notes.

Accordingly, the notes have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the notes constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the notes. The notes may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the notes constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the notes. The notes may only be transferred en bloc without subdivision to a single investor.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to, the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering thereof may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to Veoneer, the notes or the offering thereof have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus, any free writing prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) Securities and Securities-based Derivatives Contracts Regulations 2018).

Singapore Securities and Futures Act Product Classification: In connection with Section 309B of the SFA and the CMP Regulations 2018, Veoneer has determined, and herby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are ‘prescribed capital markets products’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Concurrent Common Stock Offering

Concurrently with this offering, we are offering 24,000,000 shares of our common stock (or 27,600,000 shares of our common stock if the underwriters in that offering exercise in full their option to purchase additional shares), in an underwritten offering pursuant to a separate prospectus (the “common stock offering”). The closing of this offering is not contingent upon the closing of our concurrent common stock offering and the closing of the concurrent common stock offering is not contingent upon the closing of this notes offering. We cannot assure you that the concurrent common stock offering will be completed or, if completed, on what terms it will be completed.

This prospectus is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent common stock offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership, and disposition of the notes and the ownership and disposition of shares of common stock into which the notes may be converted. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (and proposed Treasury Regulations) promulgated under the Code (collectively, the “Regulations”), administrative rulings, and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning or disposing of the notes or our common stock, as described in this discussion. No assurance can be given that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of the purchase, ownership, and disposition of the notes and the ownership and disposition of shares of common stock into which the notes may be converted. Except where noted, this summary deals only with a note or share of common stock held as a capital asset within the meaning of the Code by a beneficial owner who purchased the note on original issuance at its “issue price” (generally, the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

This discussion does not address all of the tax consequences that may be relevant to a particular holder. In particular, it does not address the U.S. federal estate and gift tax consequences, or any state, local, or foreign tax consequences. In addition, this summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

holders who may be subject to special tax treatment, including dealers in securities or currencies, banks, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•

persons holding notes or shares of common stock as a part of a hedging, integrated, or conversion transaction or a straddle, or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the Code;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar;

•

“controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or certain former citizens or long-term residents of the United States;

•	partnerships or other pass-through entities or investors in such entities;

•	persons subject to the alternative minimum tax or non-U.S. holders (as defined below) subject to the Medicare contribution tax on net investment income; or

•	the consequences of our stock being a United States real property interest.

If an entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or partner in a partnership holding the notes or shares of common stock, you should consult your tax advisor.

Tax Consequences to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes or our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income tax regardless of its source; and

•

a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Regulations to be treated as a U.S. person.

Payments of Interest

U.S. Holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below. It is not clear to what types of income the book/tax conformity rule applies, or, in some cases, how the rule is to be applied if it is applicable. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

It is anticipated, and this discussion assumes, that the notes will be issued with no more than a de minimis amount of original issue discount, if any (as determined under the Code). In such case, interest on a note will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of accounting for tax purposes.

Sale, Exchange, Redemption, Repurchase, or Other Taxable Disposition of Notes

Except as provided below under the section titled “—Conversion of Notes,” a U.S. Holder will generally recognize capital gain or loss upon the sale, exchange, redemption, repurchase, or other taxable disposition of a note (a “Disposition”), equal to the difference between the sum of the cash plus the fair market value of any other property received upon such disposition (excluding any amount attributable to accrued but unpaid interest, which will be treated as described above under the section titled “—Payments of Interest”) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s tax basis in a note will generally be equal to the amount that the U.S. Holder paid for the note, plus the amount, if any, included in income by the U.S. Holder on an adjustment to the conversion rate of the note, as described in “—Constructive Distributions” below. A U.S. Holder must generally treat any gain or loss realized upon a Disposition as long-term capital gain or loss if the U.S. Holder has held the note for more than one year and otherwise as short-term capital gain or loss. Long-term capital gain realized by an individual U.S. Holder is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Conversion of Notes

If a U.S. Holder presents a note for conversion, a U.S. Holder may receive solely cash, solely common stock, or a combination of cash and common stock in exchange for notes, depending upon our chosen settlement method.

If a U.S. Holder receives solely common stock (and cash in lieu of a fractional share) in exchange for notes upon conversion, the U.S. Holder generally will not recognize gain or loss upon the conversion of the notes into common stock except to the extent of (i) cash received in lieu of a fractional share and (ii) amounts received with respect to accrued interest (which will be treated as described above in the section titled “—Payments of Interest”), subject to the discussion in the section titled “—Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note converted in connection with a fundamental change or a notice of redemption (as described above in the section titled “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change or Notice of Redemption”) may be treated as a taxable stock dividend. The tax basis of shares of common stock received upon a conversion (including any fractional share deemed to be received by the U.S. Holder but excluding shares attributable to accrued interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the note that was converted. The U.S. Holder’s holding period for the shares of common stock will include the period during which the U.S. Holder held the notes, except that the holding period of any shares received with respect to accrued interest will commence on the day after the date of receipt.

If a U.S. Holder receives solely cash in exchange for notes upon conversion, the U.S. Holder’s gain or loss will be determined in the same manner as if the U.S. Holder disposed of the notes in a taxable disposition (as described above in the section titled “—Sale, Exchange, Redemption, Repurchase or Other Taxable Disposition of Notes”), subject to the discussion in the section titled “—Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note converted in connection with a fundamental change or a notice of redemption may be treated as a taxable stock dividend.

The U.S. federal income tax treatment of the conversion of a note into cash and common stock is uncertain, and U.S. Holders should consult their tax advisors regarding the consequences of such a conversion. In general, the income tax treatment will depend on whether the conversion is treated as a recapitalization (which requires that a note be treated as a security for U.S. federal income tax purposes) or alternatively as a conversion of a portion of the note into common stock and a taxable sale of a portion of the note for cash.

We intend to take the position that the notes are securities for U.S. federal income tax purposes and, if upon a conversion, a U.S. holder receives a combination of cash (other than cash in lieu of a fractional share) and common stock, that the conversion will be treated as a recapitalization for U.S. federal income tax purposes. The term “security” is not defined in the Code or the Regulations and has not clearly been defined by judicial decisions. Therefore, a note may not constitute a “security” for U.S. federal income tax purposes notwithstanding our position. If the conversion is treated as a recapitalization, a U.S. Holder will recognize gain, but not loss, in an amount equal to the lesser of (i) the excess of the sum of the cash and the fair market value of the common stock received (other than amounts attributable to accrued interest, which will be treated as described above in the section titled “—Payments of Interest”) over the U.S. Holder’s adjusted tax basis in the notes converted and (ii) the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), subject to the discussion in the section titled “—Constructive Distributions” below regarding the possibility that an adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

The tax basis of the shares of common stock received upon such a conversion (including any fractional share deemed to be received by the U.S. Holder but excluding common stock attributable to accrued interest) generally will equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s tax basis in a fractional share of our common stock will be determined by allocating such holder’s tax basis in the shares of our common stock, as determined in accordance with the previous sentence, between the shares of our common stock actually received and the fractional share of our common stock deemed received upon conversion, in accordance with their respective fair market values. A U.S. Holder’s holding period for shares of common stock (other than common stock attributable to accrued interest) will include the period during which the U.S. Holder held the notes. A U.S. Holder’s tax basis in common stock attributable to accrued interest will equal its fair market value on the date of receipt, and the holding period for such stock will commence on the day after the date of receipt. Cash received in lieu of a fractional share of our common stock upon a conversion of a note should be treated as a payment in exchange for the fractional share of our common stock. Accordingly, the receipt of cash in lieu of a fractional share of our common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share of our common stock and a U.S. Holder’s tax basis allocable to such fractional share of our common stock, as described above.

If the conversion of a note into cash and common stock were not treated as a recapitalization, the cash payment received may be treated as proceeds from the sale of a portion of the note taxable in the manner described under “—Sale, Exchange, Redemption, Repurchase, or Other Taxable Disposition of Notes” above, and the common stock received on such a conversion (other than common stock attributable to accrued interest) would be treated as received upon a conversion of the other portion of the note, which generally would not be taxable to a U.S. Holder (as described above). In that case, the U.S. Holder’s tax basis in the note would generally be allocated pro rata among the common stock received and the portion of the note that is treated as sold for cash. The holding period for the common stock received in the conversion (other than common stock attributable to accrued interest) would include the holding period for the notes.

A U.S. holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described above in the section titled “Description of Notes—Conversion Rights—General,” should consult its own tax advisor concerning the appropriate treatment of such payments.

As described above in the section titled “Description of Notes—Conversion Rights—General,” our delivery of cash, shares of common stock, or a combination of cash and shares of common stock will generally be deemed to satisfy our obligation with respect to accrued and unpaid interest on the notes. We intend to take the position that upon a conversion of notes accrued and unpaid interest is first paid by any cash paid upon such conversion (other than cash paid in lieu of a fractional share).

Exchange in Lieu of Conversion

If a U.S. Holder surrenders notes for conversion, we direct the notes to be offered to a financial institution for exchange in lieu of conversion, and the designated institution accepts the notes and delivers shares of our common stock (and cash in lieu of a fractional share of our common stock, if applicable), cash, or a combination of cash and common stock in exchange for the notes, the U.S. Holder will be taxed on the transfer as a sale or exchange of the notes, as described above under “—Sale, Exchange, Redemption, Repurchase, or Other Taxable Disposition of Notes.” In such case, the U.S. Holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and its holding period in the shares of common stock received will begin the day after the date of the exchange.

Possible Effect of the Change in Conversion Consideration

In the event we undergo certain of the events described above in the section titled “Description of Notes—Conversion Rate Adjustments,” the conversion rate and the related conversion consideration may be adjusted such that a U.S. Holder would be entitled to convert its notes into the shares, property, or assets other than our common stock described in such section. Depending on the facts and circumstances at the time of such event, such adjustment may result in a deemed exchange of the outstanding notes, which may be a taxable event for U.S. federal income tax purposes. Whether such an adjustment results in a deemed exchange of the outstanding notes, a subsequent conversion of the notes might be treated as a fully taxable disposition of the notes if the property into which the notes are convertible is no longer stock of the notes’ obligor. A U.S. Holder should consult its tax advisor regarding the U.S. federal income tax consequences of such an adjustment.

Distributions

Distributions, if any, made on our common stock to a U.S. Holder generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock and taxed as described below in “—Sale, Certain Redemptions, or Other Taxable Dispositions of Common Stock.” Dividends received by a corporation may be eligible for a dividends received deduction, subject to applicable limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder may, depending on the circumstances, including whether we have paid in the past or will pay in the future distributions on our stock or interest on other convertible debt, be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such adjustments. In addition, an adjustment to the conversion rate in connection with a make-whole fundamental change or notice of redemption may be treated as a deemed distribution. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain as described in the section titled “—Distributions” above. However, it is not clear whether a constructive dividend deemed paid to a non-corporate U.S. Holder would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate U.S Holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Because a constructive dividend deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, if backup withholding is paid on behalf of a U.S. Holder (because such U.S. Holder failed to establish an exemption from backup withholding), such backup withholding may be set off against payments of cash and common stock payable on the notes (or, in certain circumstances, against any payments on the common stock).

The IRS has Proposed Treasury Regulations addressing the amount and timing of deemed distributions, obligations of withholding agents, and filing and notice obligations of issuers effective for deemed distributions occurring on or after the date the Regulations are adopted in final form. If adopted as proposed, the Regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire stock immediately after the conversion adjustment over the fair market value of the right to acquire stock without the adjustment, (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of the note and the date of the actual distribution of cash or property that results in the deemed distribution, and (iii) we are required to report the amount of any deemed distributions on our website or to the IRS and all holders of notes. The Regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of notes and withholding agents may rely on them prior to that date under certain circumstances.

Sale, Certain Redemptions, or Other Taxable Dispositions of Common Stock

Upon the sale, certain redemptions, or other taxable dispositions of our common stock, a U.S. Holder will realize gain or loss upon the sale or other taxable disposition of Veoneer common stock in an amount equal to the difference between the sum of the fair value of any property and the amount of cash received in such disposition and the U.S. Holder’s adjusted tax basis in Veoneer common stock at the time of the disposition. A U.S. Holder must generally treat any gain or loss realized upon a taxable disposition of Veoneer common stock as long-term capital gain or loss if the U.S. Holder has held the common stock for more than one year and otherwise as short-term capital gain or loss. Long-term capital gain realized by an individual U.S. Holder is subject to taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Medicare Tax on Net Investment Income

Generally, a 3.8% Medicare contribution tax is imposed on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. Interest and dividends received (or deemed to be received) by holders of the notes and our common stock and capital gains from the sale or other disposition of notes or common stock generally will constitute net investment income and be subject to the 3.8% tax. U.S. Holders that are individuals, estates, or trusts should consult their tax advisors regarding the applicability of the Medicare tax to them.

Information Reporting and Backup Withholding

Generally, the amounts of interest (including additional interest that we may be required to pay under circumstances described above under the section titled “Description of Notes—Reports” and “Description of Notes—Events of Default”), dividends (including constructive dividends deemed paid), and tax withheld, if any, with respect to such payments are reported annually to the IRS, unless the U.S. Holder is an exempt recipient (such as a corporation). Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless such U.S. Holder delivers a properly completed IRS Form W-9 to the applicable withholding agent certifying such U.S. Holder’s correct taxpayer identification number and certain other information or otherwise establishes an exemption from backup withholding. A U.S. Holder that does not provide a correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

The term “Non-U.S. Holder” means a holder of the notes or our common stock that is not a U.S. Holder, a partnership, or an entity treated as a partnership for federal income tax purposes. The rules governing federal income taxation of Non-U.S. Holders are complex. This section is only a summary of such rules. Non-U.S. Holders are urged to consult their tax advisors to determine the impact of federal, state, local, and foreign income tax laws on the ownership of our common stock, including any reporting requirements.

Payments of Interest

Subject to the discussions of backup withholding and withholding on foreign accounts below, U.S. federal income tax and the 30% U.S. federal withholding tax will not be applied to any payment of interest on a note to a non-U.S. holder provided that:

•	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

the Non-U.S. Holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form)) or the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediaries or foreign partnerships satisfy the certification requirements of applicable U.S. Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, the gross amounts of interest will be subject to the 30% U.S. federal withholding tax, unless the Non-U.S. Holder provides the applicable withholding agent with a properly executed (i) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and includible in the Non-U.S. Holder’s gross income. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business or, if required by an applicable income tax treaty, the Non-U.S. Holder has a permanent establishment to which the interest on the notes is attributable, then (although the Non-U.S. Holder will be exempt from the 30% withholding tax provided the certification requirements discussed above are satisfied) the Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis generally in a similar manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends and Constructive Distributions

In general, the gross amount of any distribution made in respect of Veoneer common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the notes, see the section titled “Consequences to U.S. Holders—Constructive Distributions” above) will be treated as a dividend for U.S. federal income tax purposes to the extent of Veoneer’s earnings and profits (as determined for U.S. federal income tax purposes). Generally, amounts distributed in excess of earnings and profits reduce the Non-U.S. Holder’s basis in the stock, and amounts distributed in excess of the basis result in capital gain. Unless an applicable treaty provides otherwise, any dividend generally will be subject to U.S. federal withholding tax at a rate of 30%. The applicable withholding agent is required to withhold U.S. income tax at the rate of 30% on the gross amount of any ordinary distribution paid to a Non-U.S. Holder unless either:

•	a lower treaty rate applies and the Non-U.S. Holder furnishes to us an IRS Form W-8BEN or Form W-8BEN-E evidencing eligibility for that reduced rate; or

•	the Non-U.S. Holder provides an IRS Form W-8ECI claiming that the distribution is effectively connected income.

If the dividend is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, it will be taxed at graduated rates, similar to the manner in which U.S. Holders are taxed with respect to a distribution, and a Non-U.S. Holder that is a corporation also may be subject to a 30% branch profits tax with respect to the distribution (or such lower rate as may be specified by an applicable income tax treaty). Generally, distributions that reduce basis and that are treated as capital gains are not subject to withholding tax.

Dividend Equivalents

Section 871(m) of the Code requires withholding (of up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are treated as being contingent upon or determined by reference to U.S.-source dividends. Under Regulations promulgated under Section 871(m) and other IRS guidance, Section 871(m) generally will apply to certain financial instruments issued in 2019 only if they are “delta-one” instruments. A “delta-one” instrument is one in which the ratio of the change in the fair market value of the instrument to a small change in the fair market value of the property referenced by the instrument is equal to 1.00. We do not believe that the notes are delta-one instruments. Accordingly, Non-U.S. Holders of the notes should not be subject to tax under Section 871(m).

Non-U.S. Holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the notes.

Sale, Exchange, Certain Redemptions and Repurchases, Conversion, or Other Taxable Dispositions of Notes or Shares of Common Stock

Subject to the discussions below regarding backup withholding and withholding on foreign accounts, any gain recognized by a Non-U.S. Holder on the sale, exchange, certain redemptions and repurchases, or other taxable disposition of a note or common stock (as well as upon the conversion of a note into cash or a combination of cash and common stock) will not be subject to U.S. federal income tax unless:

•

such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year in which such gain is recognized and certain other requirements are met.

Unless an applicable treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax at graduated rates, similar to the manner that U.S. Holders are taxed on gains. Any gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) but may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any, provided that the holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Generally, the amounts of interest (including additional interest that we may be required to pay under circumstances described above under the section titled “Description of Notes—Reports” and “Description of Notes—Events of Default”), dividends, and tax withheld, if any, with respect to such payments are reported annually to the IRS. Copies of the information returns reporting such interest, dividends, and taxes withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or dividends, or proceeds from the sale of a note or share of common stock, provided that the Non-U.S. Holder complies with certain certification procedures (such as providing a valid IRS Form W-8BEN, Form W-8BEN-E, or Form W-8ECI or otherwise establishing an exemption). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Withholding on Certain Non-U.S. Holders

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ALL HOLDERS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE NOTES OR THE SHARES OF COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN, OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY. IN ADDITION SIGNIFICANT CHANGES IN U.S. FEDERAL INCOME TAX LAWS WERE RECENTLY ENACTED. YOU SHOULD ALSO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

LEGAL MATTERS

Alston & Bird LLP, Washington, D.C. will pass upon the validity of the securities offered by this prospectus. Cleary Gottlieb Steen  & Hamilton LLP, London, United Kingdom is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Veoneer, Inc. appearing in Veoneer Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018 have been audited by Ernst & Young AB, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Zenuity AB appearing in Veoneer Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018 have been audited by Ernst & Young AB, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov. Information about us, including our SEC filings, is also available at our internet site at http://www.veoneer.com. However, the information contained on our website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this prospectus.

We have filed with the SEC a registration statement on Form S-1 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. For further information with respect to us and the offerings made under this prospectus, reference is hereby made to the registration statement. Any statement made herein concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate by reference certain information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (other than, in each case, information or documents deemed to have been “furnished” and not “filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 22, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on April 29, 2019;

•	our Current Reports on Form 8-K filed with the SEC on January 9, 2019, January 10, 2019, February 26, 2019, May 10, 2019 and May 20, 2019; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2019.

We will provide without charge to each person, including any beneficial owner, whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been or may be incorporated by reference into this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference into those documents. These documents are available on our Internet site at http://www.veoneer.com. You can also request those documents from our Executive Vice President Communications and IR at the following address:

Klarabergsviadukten, Section C, 6th Floor, SE-111 64

Box 13089, SE-10302

Stockholm, Sweden

Telephone: +46 8 527 762 00

Except as expressly provided above, no other information, including information on our Internet site, is incorporated by reference into this prospectus.

$180,000,000

Veoneer, Inc.

4.00% Convertible Senior Notes Due 2024

PROSPECTUS

May 22, 2019